                                                                   EXHIBIT 10.RR

                                                                  EXECUTION COPY

                                                                 ---------------
                                                                     (STAMP)
                                                                    RECEIVED
                                                                   JAN 19 2001
                                                                 COGEN/JAMESBURG
                                                                 ---------------

                      OPERATION AND MAINTENANCE AGREEMENT

                                 By and Between

                             JEDI LINDEN NB, L.L.C.,
                                   AS "OWNER"

                                       AND

                      GENERAL ELECTRIC INTERNATIONAL, INC.,
                                  AS "OPERATOR"

                                 January 10, 2000
                                            (2001)

                                TABLE OF CONTENTS

                                     Section                               Page
                                     -------                               ----
I. DEFINITIONS............................................................    2
        Affiliate ........................................................    2
        Agreement ........................................................    2
        Annual Fee Adjustment Amount or "AFAA" ...........................    2
        Annual Operating Plan ............................................    2
        Applicable Adjustment Amount .....................................    2
        Approved Annual Operating Plan ...................................    2
        Approved O&M Plan ................................................    2
        Approved Operating Budget ........................................    2
        Base Index .......................................................    2
        Bayonne Approved Operating Budget ................................    2
        Bayonne Facility .................................................    2
        Bayonne O&M Agreement ............................................    2
        Bayway ...........................................................    2
        Camden Approved Operating Budget .................................    2
        Camden Facility ..................................................    3
        Camden Q&M Agreement .............................................    3
        Capital Improvements .............................................    3
        Cogen ............................................................    3
        Confidential Information .........................................    3
        Consumables ......................................................    3
        CPI Adjusted Payments ............................................    3
        Defaulting Party .................................................    3
        Default Rate .....................................................    3
        Direct Costs .....................................................    3
        Electricity ......................................................    3
        Energy Services Agreement ........................................    3
        EPC Agreement ....................................................    3
        Equipment ........................................................    3
        Event of Default .................................................    4
        Execution Date ...................................................    4
        Existing Plant ...................................................    4
        Existing Plant O&M Agreement .....................................    4
        Existing Plant Approved Operating Budget .........................    4
        Facility .........................................................    4
        Facility Data ....................................................    4
        Facility Manager .................................................    4
        Force Majeure ....................................................    4
        Forced Outage ....................................................    4
        Fuel .............................................................    4
        GE ...............................................................    4
        GEII O&M Personnel ...............................................    4
        GEII Q&M Personnel Overhead ......................................    5

                                     Section                                Page
                                     -------                                ----
        Granite ..........................................................    5
        Ground Lease .....................................................    5
        GT MW ............................................................    5
        Hazardous Materials ..............................................    5
        HP Steam .........................................................    5
        Initial Support Stage ............................................    5
        IP Steam .........................................................    5
        Key Personnel ....................................................    5
        Key Regional Office Personnel ....................................    5
        kW ...............................................................    5
        kWh ..............................................................    5
        Lender ...........................................................    5
        Major Maintenance Overhaul .......................................    5
        Mobilization Stage ...............................................    6
        Mobilization Stage Operating Budget ..............................    6
        Mobilization Stage Operating Plan ................................    6
        Mobilization Stage Plan ..........................................    6
        NEPCO ............................................................    6
        Non-Defaulting Party .............................................    6
        O&M Fee ..........................................................    6
        O&M Staffing Plan ................................................    6
        O&M Plan .........................................................    6
        Operating Budget .................................................    6
        Operating Procedures .............................................    6
        Operator .........................................................    6
        Operator Confidential Information ................................    6
        Operator Indemnitee ..............................................    6
        Operator Personnel ...............................................    6
        Operator Personnel Overhead ......................................    6
        OSHA .............................................................    6
        Overhead Percentage Rate .........................................    6
        Own ..............................................................    6
        Owner Confidential Information ...................................    6
        Owner Indemnitees ................................................    7
        PJM Net Capability Verification Test .............................    7
        Plant Manager ....................................................    7
        Project Year .....................................................    7
        Prudent Utility Practices ........................................    7
        PSE&G Interconnection Agreement ..................................    7
        PURPA ............................................................    7
        Qualifying Cogeneration Facility .................................    7
        Rated Capacity ...................................................    7
        Refinery .........................................................    7
        Regional Office ..................................................    7
        Reimbursable Costs ...............................................    7
        Related Agreements ...............................................    8

                                     Section                                Page
                                     -------                                ----
        Scheduled Outages ................................................    8
        Shared Facilities Agreement ......................................    8
        Site .............................................................    8
        Special Improvements .............................................    8
        Sublease .........................................................    8
        Test Plan ........................................................    8
        Tosco ............................................................    8
        Turnover Date ....................................................    8
        2003 Termination Fee .............................................    8
        Unit Availability ................................................    8
        Unscheduled Maintenance ..........................................    8
        W-2 Wages ........................................................    8
        Work .............................................................    8
II. RESPONSIBILITIES OF OPERATOR .........................................    9
        2.1     Generally ................................................    9
        2.2     Compliance with Related Agreements .......................   14
        2.3     QF Status ................................................   14
        2.4     Annual Operating Plan ....................................   14
        2.5     Monthly Summary ..........................................   15
        2.6     Emergencies ..............................................   15
        2.7     Inspections ..............................................   16
        2.8     Operating Procedures and Training ........................   16
        2.9     Facility Turnover ........................................   17
        2.10    Initial Support Stage ....................................   17
        2.11    Mobilization Stage .......................................   18
        2.12    Limited Authority ........................................   19
III. RESPONSIBILITIES OF OWNER ...........................................   19
        3.1     Services, Operation, Obligations .........................   19
        3.2     Payments .................................................   20
        3.3     Right to Perform Upon Operator's Default .................   20
IV. OPERATING COSTS AND EXPENSES .........................................   20
        4.1     Procedure for Incurring Costs ............................   20
        4.2     Procedure for Payment of Direct Costs ....................   21
        4.3     Limitation on Ability to Incur Direct Costs ..............   21
        4.4     Payment for Special Improvements .........................   21
        4.5     Payment for Unscheduled Maintenance ......................   21
        4.6     Payment for Major Maintenance Overhaul ...................   22
        4.7     Payment for Capital Improvements .........................   22
        4.8     Wage Increases in Excess of CPI ..........................   22
V. PAYMENTS TO OPERATOR ..................................................   22
        5.1    Initial Support Fee .......................................   22
        5.2    Mobilization Stage Fee ....................................   22
        5.3    O&M Fee ...................................................   22

                                     Section                                Page
                                     -------                                ----
        5.4    Reimbursable Costs ........................................   23
        5.5    CPI Adjustment ............................................   26
        5.6    Procedure for Payment of Reimbursable Costs ...............   26
        5.7    Late Payments .............................................   26

VI. FACILITY PERFORMANCE, LIQUIDATED DAMAGES AND BONUS ...................   26
        6.1    Annual Fee Adjustment Amount ..............................   26
        6.2    Quarterly Meeting .........................................   31
        6.3    Partial Project Year ......................................   31
        6.4    Payment of Annual Fee Adjustment Amount ...................   31
        6.5    Application of CPI Adjustment .............................   31
        6.6    Change in Conditions or Circumstances .....................   31
        6.7    Employee Bonuses ..........................................   32

VII. WARRANTY; CORRECTION OF DEFECTS .....................................   32
        7.1    Warranty ..................................................   32
        7.2    Consequence of Breach .....................................   32
        7.3    Vendor Warranties .........................................   32
        7.4    Exclusions ................................................   32

VIII. TERM ...............................................................   32

IX. TERMINATION ..........................................................   33
        9.1    Event of Default ..........................................   33
        9.2    Termination Upon Breach ...................................   33
        9.3    Termination for Insolvency ................................   34
        9.4    Owner's Additional Remedies ...............................   34
        9.5    Transfer of Operations Upon Termination ...................   34
        9.6    Condition of Facility Upon Termination ....................   35
        9.7    Survival of Obligations ...................................   35

X. INSURANCE .............................................................   35
       10.1    Operator Insurance Coverage ...............................   35
       10.2    Owner Insurance Coverage ..................................   36
       10.3    Form and Content of Insurance .............................   38
       10.4    Additional Requirements ...................................   38

XI. NOTIFICATIONS ........................................................   40

XII. ASSIGNMENT; LENDERS RIGHTS ..........................................   41
       12.1    Assignment ................................................   41
       12.2    Lenders Rights ............................................   41
       12.3    Estoppel Certificate ......................................   43
       12.4    Legal Opinion .............................................   43

XIII. INDEMNIFICATION ....................................................   43
       13.1    Operator Indemnity ........................................   43
       13.2    Owner Indemnity ...........................................   44

                                     Section                                Page
                                     -------                                ----
       13.3    No Limitation .............................................   44

XIV. REPRESENTATIONS AND WARRANTIES ......................................   44
       14.1    Representations and Warranties of Owner ...................   44
       14.2    Representations and Warranties of Operator ................   45

XV. BOOKS, RECORDS AND REPORTS ...........................................   45
       15.1    Books and Records .........................................   45
       15.2    Reports ...................................................   46

XVI. FORCE MAJEURE........................................................   46
       16.1    Force Majeure .............................................   46
       16.2    Effect of Force Majeure ...................................   47
       16.3    Extended Force Majeure ....................................   47
       16.4    Payments to Operator During an Event of Force Majeure .....   47

XVII. LIMITATION OF LIABILITY ............................................   48
       17.1    Operator ..................................................   48
       17.2    Owner .....................................................   48

XVIII. RESOLUTION OF DISPUTES ............................................   49
       18.1    Resolution by Parties .....................................   49
       18.2    Mediation by Expert .......................................   49
       18.3    Arbitration ...............................................   51
       18.4    Selection of Arbitrators ..................................   51
       18.5    Notice ....................................................   52
       18.6    Award .....................................................   52
       18.7    Survival ..................................................   52

XIX. CONFIDENTIALITY AND INTELLECTUAL PROPERTY ...........................   52
       19.1    Confidential Information ..................................   52
       19.2    Return of Confidential Information ........................   53
       19.3    Continuation of Confidentiality Obligations ...............   53
       19.4    Ownership of Confidentiality Information ..................   53
       19.5    Intellectual Property .....................................   54

XX. HAZARDOUS MATERIALS HANDLING .........................................   54

XXI. MISCELLANEOUS .......................................................   55
       21.1    Governing Law .............................................   55
       21.2    Severability ..............................................   55
       21.3    Entire Agreement ..........................................   55
       21.4    Amendments ................................................   55
       21.5    Waiver ....................................................   55
       21.6    Original and Counterparts .................................   55
       21.7    Independent Contractor ....................................   55
       21.8    Limited Recourse ..........................................   55
       21.9    Captions ..................................................   56

                                     Section                                Page
                                     -------                                ----
       21.10   Exhibits ..................................................   56
       21.11   Effectiveness of Agreement ................................   56

Exhibit A      Monthly O&M Report Format
Exhibit B      Unit Availability
Exhibit C      Assignment
Exhibit D      Consent and Agreement
Exhibit E      Recognition Agreement

                       OPERATION AND MAINTENANCE AGREEMENT


                  This Agreement is entered into this 10th day of January, 2001 (the "Execution Date"), by and between JEDI LINDEN NB, L.L.C., a Delaware limited liability company ("Owner"), and General Electric International, Inc., a corporation organized and existing under the laws of the State of Delaware ("Operator").

                                   WITNESSETH:

                  WHEREAS, Owner owns the Facility (as defined herein); and

                  WHEREAS, Owner and National Energy Production Corporation ("NEPCO") entered into that certain Engineering, Procurement and Construction Agreement dated effective as of June 2, 2000 (the "EPC Agreement"), pursuant to which NEPCO will provide turnkey services for the design and engineering of, procurement for and construction and testing of the Facility in accordance, with the terms thereof; and

                  WHEREAS the EPC Agreement provides that NEPCO will provide certain training to the Operator and Operator's employees in the operation and maintenance of the Facility prior to the Turnover Date; and

                  WHEREAS, Owner desires to engage the services of an entity qualified and competent to operate and maintain the Facility commencing on the Turnover Date; and

                  WHEREAS, Operator has represented that it is qualified and capable to operate and maintain cogeneration facilities such as the Facility; and

                  WHEREAS, Cogen Technologies Linden Venture, L.P. ("Cogen"), an Affiliate of Owner owns an existing cogeneration facility (the "Existing Plant") adjacent to the Facility and has contracted with Operator to operate and maintain the Existing Plant;

                  WHEREAS, pursuant to the Shared Facilities Agreement between Cogen and Owner, the operation and maintenance of the Facility and the Existing Plant are to be coordinated;

                  WHEREAS, Owner desires to appoint Operator and Operator desires to operate and maintain the Facility on and after the Turnover Date; and

                  WHEREAS, Owner and Operator desire to enter into this Agreement in order to set forth their agreements relative to the training of Operator and Operator's personnel prior to the Turnover Date and the operation and maintenance of the Facility on and after the Turnover Date;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                       I.

                                   DEFINITIONS

                  The following definitions shall apply to this Agreement:

                  Affiliate shall mean any person or corporation or other entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person or corporation or entity including, without limitation, any affiliate of Seller as such term is defined in the Energy Services Agreement. The term "control" with respect to any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

                  Agreement shall mean this Operation and Maintenance Agreement, including all exhibits attached hereto, as the same may be amended from time to time in accordance herewith.

                  Annual Fee Adjustment Amount or "AFAA" shall, have the meaning set forth in Section 6.1 hereof.

                  Annual Operating Plan shall have the meaning set forth in
Section 2.4(a) hereof.

                  Applicable Adjustment Amount shall have the meaning set forth in Section 5.5 hereof.

                  Approved Annual Operating Plan shall have the meaning set forth in Section 2.4(a) hereof.

                  Approved O&M Plan shall have the meaning set forth in Section 2.4(a) hereof.

                  Approved Operating Budget shall have the meaning set forth in
Section 2.4(a) hereof.

                  Base Index shall have the meaning set forth in Section 5.5 hereof.

                  Bayonne Approved Operating Budget shall mean an Approved Operating Budget for the Bayonne Facility as set forth in Section 2.4 of the Bayonne O&M Agreement.

                  Bayonne Facility shall mean the cogeneration plant owned by Cogen Technologies NJ Venture located in Bayonne, New Jersey.

                  Bayonne O&M Agreement shall mean that certain Operation and Maintenance Agreement dated as of June 6, 1997, by and between Cogen Technologies NJ Venture and Operator relating to the Bayonne Facility, as may be amended from time to time.

                  Bayway shall mean Bayway Refining Company, a Delaware corporation.

                  Camden Approved Operating Budget shall mean an Approved Operating Budget for the Camden Facility as set forth in Section 2.4 of the Camden O&M Agreement.

                  Camden Facility shall mean the cogeneration plant owned by Camden Cogen L.P. located in Camden, New Jersey.

                  Camden O&M Agreement shall mean that certain Operation and Maintenance Agreement dated as of June 6, 1997, by and between Camden Cogen L.P. and Operator, relating to the Camden Facility, as may be amended from time to time.

                  Capital Improvements shall have the meaning set forth in
Section 2.1(2) hereof.

                  Cogen shall mean Cogen Technologies Linden Venture, L.P., a Delaware limited partnership.

                  Confidential Information shall have the meaning set forth in
Section 19.1 hereof.

                  Consumables shall mean, collectively, all items consumed or needing regular periodic replacement during operation and maintenance of the Facility, including, but not limited to, spare parts, water treatment chemicals, lubricants, office supplies, air filters, gaskets, hand tools, and all other consumable materials and parts required for the normal operation of the Facility, but not including Fuel and water.

                  CPI Adjusted Payments shall have the meaning set forth in
Section 5.5 hereof.

                  Defaulting Party shall have the meaning set forth in Section
9.2 hereof.

                  Default Rate shall mean the lesser of (i) the rate of interest announced by The Chase Manhattan Bank, N.A., from time to time, at its principal office located at 1 Chase Manhattan Plaza, New York, New York 10081 (or any successor financial institution), as its prime commercial lending rate, plus 1% or (ii) the maximum lawful nonusurious rate of interest that may be charged under applicable law.

                  Direct Costs shall mean those costs incurred by Operator for goods and services in connection with the operation and maintenance of the Facility which are paid directly by Owner to the vendor of such goods and services.

                  Electricity shall have the meaning ascribed to such term in the Energy Services Agreement.

                  Energy Services Agreement shall mean that certain Energy Services Agreement dated as of February 14, 2000 by and between Owner and Tosco Refining, L.P., as may be amended from time to time.

                  EPC Agreement means that certain Fixed Price Engineering, Procurement and Construction Agreement by and between Owner and National Energy Production Corporation dated as of June 2, 2000, as may be amended from time to time.

                  Equipment shall mean any and all materials, supplies, equipment and facilities, of whatever nature, intended to become or which are a part of the Facility.

                  Event of Default shall have the meaning set forth in Section
9.1 hereof.

                  Execution Date shall have the meaning set forth in the preamble of this Agreement.

                  Existing Plant means the facility defined as the "Facility" in the Existing Plant O&M Agreement.

                  Existing Plant O&M Agreement shall mean that certain Operation and Maintenance Agreement dated as of June 6, 1997, by and between Cogen Technologies Linden Venture, LP as "Owner" and Operator as "Operator," relating to the Existing Plant, as may be amended from time to time.

                  Existing Plant Approved Operating Budget means an Approved Operating Budget for the Existing Plant as set forth in Section 2.4 of the Existing Plant O&M Agreement.

                  Facility shall mean (i) the approximately 172 megawatt natural gas fired, cogeneration plant owned by Owner located on the Site for the production and sale of electric power and steam, including all buildings, interconnections, utilities and Equipment located on the Site, as defined in the EPC Agreement, and other associated tools and equipment necessary for the operation and maintenance thereof furnished by Owner and located on the Site and
(ii) the steam and other pipelines connecting the Facility to the Existing
Plant.

                  Facility Data shall mean all facility and equipment design data pertaining to the Facility, including, without limitation, plant data manuals, equipment user/maintenance manuals, facility drawings and system descriptions, inspection reports and operating plans.

                  Facility Manager shall mean Operator's employee, who shall be present on the Site during regular business hours on all business days to oversee the operation, maintenance, inspection and repair of the Facility and all parts thereof, and who shall be authorized to make decisions on behalf of Operator. The Facility Manager shall serve as Operator's single point of contact for all matters regarding the operation, maintenance, inspection and repair of the Facility.

                  Force Majeure shall have the meaning set forth in Section 16.1 hereof.

                  Forced Outage shall mean an outage of the Facility which is not a Scheduled Outage.

                  Fuel shall mean natural gas, distillate or any other fuel suitable for operating the Facility.

                  GE shall mean General Electric Company, a New York corporation.

                  GEII O&M Personnel shall mean all employees of Operator involved in the performance of the Work, including, without limitation, all Key Personnel, but expressly excluding the Operator Personnel.

                  GEII O&M Personnel Overhead shall have the meaning set forth in Section 5.4 hereof.

                  Granite shall mean Granite Technical and Professional Services, Inc., a wholly owned subsidiary of Operator.

                  Ground Lease shall mean that certain Ground Lease dated August 1, 1990, between Bayway, as "Lessor" therein, and Cogen Technologies, Linden Venture, L.P., as "Lessee" therein, as amended from time to time.

                  GT MW shall have the meaning ascribed to it in Section 6.1(b) hereof.

                  Hazardous Materials means any "hazardous substance" or "petroleum" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), "hazardous materials," as defined in the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), "hazardous wastes" as defined in the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 9601, et seq.), "toxic substances" as defined in the Toxic Substance Control Act as amended (15 U.S.C. Section 2601 et seq.), "contaminants" as defined in the Environmental Protection Act, R.S.O. 1990., C.E. 19, "toxic substances" as defined in the Environmental Protection Act, S.C. 1991 c. 15.3, as amended and in the regulations adopted, published, and promulgated pursuant thereto, or in any other applicable legal requirements.

                  HP Steam shall have the meaning ascribed to it in Section 6.1(b) hereof.

                  Initial Support Stage shall have the meaning ascribed to it in
Section 2.10 hereof.

                  IP Steam shall have the meaning ascribed to it in Section 6.1(b) hereof.

                  Key Personnel shall mean the Key Regional Office Personnel, the Facility Manager and all other personnel reporting directly to the Facility Manager.

                  Key Regional Office Personnel shall mean the following personnel who will be located in the Regional Office: the Environmental Health and Safety engineer, the Human Resources Manager and such other personnel as Owner may designate.

                  kW shall mean kilowatt.

                  kWh shall mean kilowatt-hour.

                  Lender shall mean any entity or entities providing Owner with the construction, term, permanent or other debt or equity financing for the Facility and/or the operation thereof and/or any entity or entities providing a letter of credit or other security in connection with the financing of the Facility and/or the operation thereof.

                  Major Maintenance Overhaul shall mean any overhaul or repair of major components of the Equipment on a periodic basis which requires a scheduled outage for a period of ten (10) or more days in any Project Year.

                  Mobilization Stage shall have the meaning set forth in Section
2.11 hereof.

                  Mobilization Stage Operating Budget shall have the meaning set forth in Section 2.10(b) hereof.

                  Mobilization Stage Operating Plan shall have the meaning set forth in Section 2.10(b) hereof.

                  Mobilization Stage Plan shall have the meaning set forth in
Section 2.10(b) hereof.

                  NEPCO means National Energy Production Corporation, a Delaware corporation.

                  Non-Defaulting Party shall have the meaning set forth in
Section 9.2 hereof.

                  O&M Fee shall have the meaning set forth in Section 5.1 hereof.

                  O&M Staffing Plan shall have the meaning set forth in Section 2.10(a) hereof.

                  O&M Plan shall have the meaning set forth in Section 2.4(a) hereof.

                  Operating Budget shall have the meaning set forth in Section 2.4(a) hereof.

                  Operating Procedures shall have the meaning set forth in
Section 2.8(a) hereof.

                  Operator shall have the meaning set forth in the preamble of this Agreement.

                  Operator Confidential Information shall have the meaning set forth in Section 19.1 hereof.

                  Operator Indemnitee shall have the meaning set forth in
Section 13.1 hereof.

                  Operator Personnel shall mean all employees of Granite involved in the performance of the Work or, in the event that during the term of this Agreement Granite ceases to provide personnel for performance of the Work, then such personnel who perform the functions that were previously performed by the employees of Granite.


                  Operator Personnel Overhead shall have the meaning set forth in Section 5.2 hereof.

                  OSHA shall mean the Occupational Safety and Health Administration.

                  Overhead Percentage Rate shall have the meaning set forth in
Section 5.4 hereof.

                  Own shall have the meaning set forth in the preamble of this Agreement.

                  Owner Confidential Information shall have the meaning set forth in Section 19.1 hereof.

                  Owner Indemnitees shall have the meaning set forth in Section
13.2 hereof.

                  Permitted Transferee shall mean (i) any Affiliate of Lender or
(ii) any other person or entity who succeeds to the rights and interests of Lender under any mortgage.

                  PJM Net Capability Verification Test shall have the meaning ascribed to it in Section 6.1(b) hereof.

                  Plant Manager shall mean the person designated by Owner, pursuant to Section 3.1(4) hereof, to serve as Owner's administrative representative at the Site.

                  Project Year shall mean any calendar year during the term of this Agreement, provided that the First Project Year shall be deemed to begin on the Turnover Date and extend through the next occurring December 31.

                  Prudent Utility Practices shall mean those practices, methods, acts, techniques, standards and equipment, as changed from time to time, that are then generally accepted by the electric utility industry and commonly used in prudent electric utility engineering and operations to operate and maintain equipment lawfully, safely, dependably and economically, and as would have been
(i) expected to accomplish the desired result in a manner consistent with applicable laws, applicable governmental permits, reliability, safety, environmental protection, economy and expediency and (ii) implemented using that degree of skill, diligence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with all applicable laws and engaged in the same time of undertaking, including, without limitation, those established by the North American Electric Reliability Council, as applicable to units of the size and service of the Facility.

                  PSE&G Interconnection Agreement shall mean that certain agreement among Public Service Electric and Gas Company, Owner and Tosco dated as of October 27, 2000, as may be amended from time to time.

                  PURPA shall mean the Public Utility Regulatory Policies Act of 1978 (U.S.C.A., Title 16, Section 824a-3, subsection (i), as amended, a law of the United States of America.

                  Qualifying Cogeneration Facility shall have the meaning set forth in PURPA.

                   Rated Capacity shall have the meaning set forth in Section 6.1(b) hereof.

                  Refinery shall mean the Bayway Refinery, owned by Bayway and operated by Tosco.

                  Regional Office shall mean the office established by Operator at a location designated by Owner for the sole purpose (and no others) of administering and performing its obligations under (i) this Agreement, (ii) the Existing Plant O&M Agreement, (iii) the Bayonne O&M Agreement and (iv) the Camden O&M Agreement.

                  Reimbursable Costs shall have the meaning set forth in Section
5.4 hereof.

                  Related Agreements shall mean and include the Energy Services Agreement, the Ground Lease, the Sublease between Cogen and Owner, all easements used in connection with the Facility, the fuel supply agreements, the EPC Agreement, the PSE&G Interconnection Agreement, the Shared Facilities Agreement and Refinery safety and security regulations applicable to the Facility.

                  Scheduled Outages shall mean a planned outage of the Facility or any portion thereof necessary for regular inspection and maintenance.

                  Shared Facilities Agreement means that certain Shared Facilities and Coordinated Operation Agreement and Indemnity between Owner and Cogen Technologies Linden Venture, L.P. dated as of June 1, 2000, as may be amended from time to time.

                  Site shall mean the certain tract of land leased from Cogen pursuant to the Sublease, which consists of part of a parcel of land located at Railroad and Chemico Streets at Bayway's Bayway Facility in Linden, New Jersey, upon which the Facility is constructed, such tract being more particularly described in the Sublease and Ground Lease, together with easements appurtenant thereto or used in connection therewith.

                  Special Improvements shall have the meaning set forth in
Section 4.4 hereof.

                  Sublease shall mean that certain sublease by and between Cogen Technologies Linden Venture, L.P. d/b/a Cogen Technologies Linden Venture Limited Partnership and JEDI Linden NB, L.L.C. dated as of June 1, 2000, as may be amended from time to time.

                  Test Plan shall have the meaning set forth in Section 6.1(b) hereof.

                  Tosco means Tosco Refining, L.P., a Delaware limited partnership.

                  Turnover Date shall have the meaning ascribed to it in Section
2.9 hereof.

                  2003 Termination Fee shall have the meaning set forth in
Article VIII hereof.

                  Unit Availability shall have the meaning used in Section 6.1(a) hereof.

                  Unscheduled Maintenance shall mean all maintenance, repair and replacement requirements of the Facility during each Project Year which are not contemplated in the Approved Annual Operating Plan, or any approved revision thereof, for each such Project Year.

                  W-2 Wages shall mean the amount listed in box 1 on Internal Revenue Service Form W-2, or if such form ceases to be used, then the sum of such amounts as would have been included in the calculation of the number to be inserted in such box 1 if such form were still in use.

                  Work shall mean all obligations, services, duties and responsibilities assigned to or agreed to be undertaken by Operator and its subcontractors pursuant to this Agreement.

                                       II.
                          RESPONSIBILITIES OF OPERATOR

                  2.1 Generally. Operator hereby agrees to provide all operations and maintenance services necessary or advisable in order to safely, dependably and efficiently operate and maintain the Facility as contemplated by the Related Agreements. Without limiting the generality of the foregoing, Operator shall perform the following services on behalf of Owner in connection with the operation and maintenance of the Facility:

                  (1) Provide all services necessary or advisable to use, operate and maintain the Facility's gas turbine unit and associated waste heat steam generator in good operating condition with the objective of maximizing output of steam and electricity while minimizing Fuel consumption consistent with (i) Prudent Utility Practices, (ii) the thermal and mechanical limits and other requirements specified in the nameplates thereon or in vendor and manufacturer warranty requirements or recommendations relating thereto so as to maximize the residual value of the Facility, (iii) the applicable terms of the Related Agreements and all easements related to the operation of the Facility and the sale of steam and Electricity,
         (iv) all applicable federal, state and local laws, regulations, orders, licenses, approvals, certificates and permits, including all Qualifying Cogeneration Facility requirements, (v) procedures established pursuant to the Facility Data and the Operating Procedures as revised from time to time, (vi) the requirements of insurance policies required hereunder and Owner's insurance carrier so as to maintain insurance coverage in full force and effect with respect to the Facility or any part thereof, (vii) the applicable Annual Operating Plan, and (viii) the reasonable instructions of Owner;

                  (2) Maintain the Facility, including, without limitation, its associated facilities, structures, buildings and offices, all interconnections with Cogen's facilities, all interconnections with the Refinery's facilities, all mechanical and electrical systems and controls, drainage systems, air pollution control and water treatment facilities, access roads, security fencing and all other Equipment and
         (i) develop, implement and maintain a maintenance management program which (a) meets all applicable vendor and manufacturer warranty and preventive and predictive maintenance requirements and specifications,
         (b) meets Prudent Utility Practices, and (c) includes provisions for continuously improving such program, (ii) develop, implement and maintain emergency preparedness procedures that allow an immediate and appropriate response to events such as fires, explosions, bomb threats, release of toxic chemicals, employee illnesses and other accidents,
         (iii) perform or cause to be performed routine and scheduled inspections and monitoring of the Facility and daily maintenance, work (such as cleaning the Equipment and maintaining levels of liquids),
         (iv) perform or cause to be performed all necessary Unscheduled Maintenance, subject to Owner's approval when required pursuant to
         Section 4.5 hereof; and (v) perform or cause to be performed scheduled maintenance and perform such replacement of major components of the Equipment (the "Capital Improvements") as may be recommended or required by the manufacturer of any such Equipment or requested by Owner or as may become, in Operator's reasonable discretion, upon consultation with and approval from Owner, otherwise necessary or appropriate;

                  (3) Establish and maintain an effective work force required for the operation and maintenance of the Facility in accordance with the terms of this Agreement and the Related Agreements through proper hiring, training, supervising and qualifying procedures, and administer all matters pertaining to labor relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, safety and all related matters in connection with these duties in accordance with applicable laws;

                  (4) Maintain or cause to be available a sufficient number of personnel adequately trained in effective operation and maintenance such that the Facility can be operated in accordance with the terms of this Agreement and the Related Agreements in the event of a strike by or other labor problem with Operator's normal work force;

                  (5) Maintain an inventory of spare parts, Consumables and items of equipment as Owner requires or, subject to Owner's prior approval, as Operator determines are necessary or advisable to perform the operation and maintenance services required hereunder, provided that (i) Operator shall surrender such inventory to Owner upon termination of this Agreement and (ii) the cost of maintaining such inventory shall be a Reimbursable Cost to Operator,

                  (6) Coordinate with Owner all deliveries and services under and monitor the contracts with respect to Consumables, water, and Fuel; review performance under such contracts and assist owner in maintaining compliance therewith,

                  (7) Maintain a spare parts and tools inventory control and reporting system, which system shall include, without limitation, (i) procedures for receiving, storing, trending the history of and cataloging spare parts and tools, (ii) the ability to access the inventory of spare parts and tools for the Existing Plant, (iii) the ability to access the inventory of spare parts and tools for the Bayonne Facility, and (iv) the ability to access the inventory of spare parts and tools for the Camden Facility; and store spare parts and tools on the Site and at a central location in conjunction with the storage of spare parts and tools for the Existing Plant, the Bayonne Facility and the Camden Facility in a manner reasonably calculated to assure their continued good condition, including storage in accordance with vendors' and manufacturers' warranty requirements and recommendations in order to insure them against risks reasonably expected to occur during periods of such storage. The decision as to which spare parts will be stored on Site and which spare parts will be stored at a central location shall be mutually agreed upon by Owner and Operator;

                  (8) Schedule, hire, and supervise subcontractors and vendors as may be necessary for the performance of the services required hereunder and regularly provide Owner with an updated list of all such subcontractors and vendors; provided that (i) Operator shall obtain Owner's prior written approval, such approval shall not be unreasonably withheld of any subcontractor or vendor intended to be used for Major Maintenance Overhaul, Capital Improvements or operation of the Facility, (ii) Operator shall remain fully liable for the management and satisfactory performance of its subcontractors and vendors, (iii) Operator shall use reasonable efforts to ensure that all contracts and sub-contracts can be freely assigned to Owner or a successor operator on this Agreement, and (iv) Owner may, upon delivery of written notice to Operator, require that a subcontractor or vendor be replaced in the event that Owner considers that such subcontractor's or vendor's performance has been unsatisfactory;

                  (9) Assist Owner in maintaining good community relations;

                  (10) Maintain good labor relations and, to the extent the work force at the Facility is or becomes affiliated with labor unions, use best efforts to obtain a no strike clause in any collective bargaining agreement and consult with and obtain approval from Owner before taking any action inconsistent with any such collective bargaining agreement;

                  (11) On behalf of Owner, generate, maintain and store all operating and maintenance logs (which shall include an up-to-date record of (i) real and reactive power production for each clock hour,
         (ii) Fuel consumption, (iii) steam output, (iv) emission outputs, (v) water consumption, (vi) changes in operating status, Scheduled Outages and Forced Outages, (vii) all OSHA reportable and lost time accidents, and (viii) any unusual conditions found during inspections) relating to the use, operation and maintenance of the Facility. All such information shall be considered proprietary and confidential information and shall not be disclosed to any third party for any reason without the prior written consent of Owner;

                  (12) Maintain current revisions of all Facility drawings and specifications, technical documents, instruction books, equipment diagrams and other information illustrating a material, product or system relating to the Facility;

                  (13) Keep accurate cost ledgers regarding the Work pursuant to the terms of Section 15.1 hereof and in accordance with generally accepted accounting principles, consistently applied, in such forms as shall be reasonably required by Owner;

                  (14) Maintain records and provide to Owner all data and/or reports required of Owner and/or Operator to federal, state and local agencies (excluding any reports to be filed for federal, state and local income tax purposes);

                  (15) Assist Owner in the renewal and maintenance of all licenses, approvals and permits required in connection with the operation and maintenance of the Facility, as modified from time to time;

                  (16) Collect, handle, transport and dispose of all waste and refuse from the Site in accordance with all applicable laws, provided that Owner signs all manifests prior to waste leaving the Site;

                  (17) Provide reasonable access to the Facility and all records relating to the operation and maintenance of the Facility to all agents, representatives and inspectors of Owner, Lender and governmental authorities;

                  (18) Monitor the sufficiency of the Fuel, water and backup electrical power supplied to the Facility in terms of quality and quantity and advise Owner of any deficiency thereof and any noncompliance of Fuel with the appropriate specifications; work directly with suppliers of the Fuel, water and backup electrical power to ensure adequate deliveries and likely future requirements for the Facility; and verify invoices with respect thereto for payment by Owner;

                  (19) Supply all tools, materials and services necessary or advisable for the operation and maintenance of the Facility, including, but not limited to, (i) all such materials, tools, equipment and services required for the day to day operation and maintenance of the Facility and (ii) all Consumables, including, without limitation, lubricating oils, chemicals, filters and greases recommended by equipment manufacturers and suppliers or as required to operate, maintain and protect the Facility;

                  (20) Take reasonable precautions for the safety of personnel performing operations and maintenance services and comply with (i) all safety rules and guidelines outlined in the Facility Data, (ii) all requirements under the Ground Lease and Sublease, including, without limitation. Refinery safety and security regulations applicable to the Facility and (iii) all applicable federal, state and local safety laws, regulations, orders, licenses, approvals, certificates, permits, and other safety requirements (including, without limitation, applicable requirements under OSHA) necessary or advisable to prevent accidents or injury to persons or damage to property on, about or adjacent to the Site, including erecting and properly maintaining guards and barriers as needed for the protection of workers and the public and posting danger signs warning against any hazards on the Site; and strive to eliminate or abate safety hazard created by or otherwise resulting from the performance of its operations and maintenance services hereunder;

                  (21) Conduct, and allow Owner to approve, and to participate in, the process of interviewing, selecting and hiring individuals for the Key Personnel positions. In the event any Key Personnel positions become vacated during the term of this Agreement, Operator shall conduct, and allow Owner to participate in, the process of interviewing, selecting and hiring replacements to fill such vacancies, all such replacements being subject to Owner's approval; provided such Owner's approval shall not be reasonably withheld. Without the prior written approval of Owner, Operator shall not remove any individual from a Key Personnel position prior to such individual being in such position for a minimum of two (2) years; provided, however, if Owner notifies Operator that the performance of an individual is unsatisfactory then Operator shall promptly replace such individual in accordance with the terms hereof;

                  (22) Participate in and provide services during the Facility Turnover and Mobilization Stages, as set forth in Sections 2.9 and 2.11 hereof;

                  (23) Exercise Owner's rights under subcontractor and vendor warranties, monitor and report to Owner concerning the remaining terms of all warranties and, prior to the expiration of any such warranty, perform such inspections as are reasonable to ensure that any final warranty work is not required; provided, however, Operator shall not file suit to enforce any such warranty without the prior written consent of Owner;

                  (24) Keep and maintain the Facility free and clear of all liens and encumbrances resulting from performance of the Work by Operator or its subcontractors;

                  (25) Keep Owner informed of the operating status of the Facility through daily, weekly and monthly reports, as may be agreed on from time to time, and through ongoing written and verbal communication;

                  (26) Determine and recommend to Owner for approval any necessary or advisable Capital Improvements, modifications or alterations to the Facility;

                  (27) Determine the need for any change, deletion or addition to the obligations, services or duties performed by Operator pursuant to this Section 2.1 and the change in cost attributable thereto, if any, where such change, deletion or addition is caused by a reason outside of the control of Operator, including, without limitation, a Capital Improvement or change in Operating Procedures. Except as provided in Section 2.6 hereof, any change, deletion or addition to the obligations, services or duties specifically enumerated in this Section
         2.1 shall be submitted to Owner for approval, prior to implementation, as a modification to the Approved Annual Operating Plan for the given Project Year;

                  (28) Work diligently to operate and maintain the Facility in a first class manner and provide all other work as is reasonably necessary or advisable to perform Operator's operations and maintenance services pursuant to this Agreement;

                  (29) Maintain all insurance coverage as required to be provided by Operator under Article X hereof;

                  (30) Comply with the terms and conditions of each Approved Annual Operating Plan, this Agreement and the Related Agreements;

                  (31) Maintain a document control system for documents critical to Facility operation and maintenance;

                  (32) Without any duty of inquiry, notify Owner if Operator becomes aware of (i) a default by any of the parties to the Related Agreements, (ii) any breach of any consents, licenses or permits which are required in connection with operation of the Facility, (iii) any occurrence which constitutes a violation of law or the occurrence of any event of force majeure under the Related Agreements;

                  (33) Be responsible for payment in respect of fines and penalties imposed on it or on Owner for breaches of applicable laws, permits or licenses where such fines or penalties result from a failure by Operator to comply with Prudent Utility Practices;

                  (34) Assist and cooperate with Owner in obtaining Owner status as a "qualified business" under and complying with the New Jersey Urban Enterprise Zones Act;

                  (35) As soon as reasonably practicable notify Owner and the Refinery of any outage, whether or not such outage is scheduled; and

                  (36) Staff, operate and maintain the Regional Office.

                  2.2 Compliance with Related Agreements. Operator (i) has reviewed the Related Agreements, (ii) shall abide by all of the terms thereof applicable to the operation and maintenance of the Facility pursuant to the terms of this Agreement and (iii) shall not operate and maintain the Facility in a manner which would cause Owner to be in breach of any of the terms of the Related Agreements. Owner shall provide Operator with written notice of any changes to such terms that may affect Operator's provision of operation and maintenance services hereunder, and such notice, unless otherwise agreed in writing by the parties, shall modify Operator's obligation hereunder. This
Section 2.2 shall not be deemed to make Operator a party to any or all of the Related Agreements.

                  2.3 QF Status. Operator shall operate and maintain the Facility so as to maintain the status of the Facility and the Existing Plant as a Qualifying Cogeneration Facility.

                  2.4 Annual Operating Plan.

                  (a) Subject to the terms of the next succeeding sentence hereof, not later than one hundred eighty (180) days prior to the Turnover Date and not later than one hundred eighty (180) days prior to the first day of each Project Year, Operator shall, prepare and submit to Owner for approval a proposed operating and maintenance plan providing information for each month during the upcoming Project Year (the "O&M Plan") and a five-year projection of operating and capital budgets ("Five-Year Projection") as such term is used in
Section 6.2A of the Energy Services Agreement. The O&M Plan shall describe, in detail acceptable to Owner and on a monthly basis, anticipated maintenance and overhaul schedules, staffing plans; equipment acquisitions and spare parts and Consumables inventories (including a breakdown of capital items and expense items), schedules of subcontract services, plant performance data regarding required environmental performance, projected Fuel usage and such other matters as Owner may reasonably require. Any actions proposed under the O&M Plan shall be consistent with the Facility Data, the Operating Procedures, Prudent Utility Practices, the Related Agreements and this Agreement. Contemporaneously with the delivery of the O&M Plan, Operator shall submit to Owner a proposed budget for operating and maintaining the Facility during the upcoming Project Year (the "Operating Budget"), which shall, include the estimated cost, based on time and materials and all fees contemplated in this Agreement, for all anticipated operating and maintenance services to be provided by Operator during each month of the upcoming Project Year in the account structure and format provided by Owner (the O&M Plan and the Operating Budget are hereinafter sometimes together called the "Annual Operating Plan"). When approved pursuant to subparagraph (b) below, the Annual Operating Plan shall be an "Approved Annual Operating Plan" and shall consist of an "Approved O&M Plan" and an "Approved Operating Budget".

                  (b) Owner shall give its approval or disapproval of the Annual Operating Plan no later than thirty (30) days after receipt thereof from Operator. If Owner objects to all or any portion of the proposed Annual Operating Plan, Owner shall furnish its objections in writing to Operator, and Owner and Operator shall amend such Annual Operating Plan in order to accommodate those items to which Owner objects.

                  (c) An Approved Annual Operating Plan shall constitute authorization for Operator to operate and maintain the Facility in accordance with such Approved Annual Operating Plan and the terms of this Agreement, it being recognized and agreed that Operator shall operate and maintain the Facility in a prudent and efficient manner so as to maximize both the current performance and the residual value of the Facility and shall endeavor to ensure that the actual costs of operating and maintaining the Facility are as low as reasonably practicable and in any event do not exceed the Approved Operating Budget either in total or, to the extent reasonably practicable, in any one budgetary category. Operator shall notify Owner as soon as reasonably possible of any significant deviations or discrepancies between the costs and expenses actually incurred by Operator during each Project Year and the costs and expenses projected to be incurred by Operator as set forth in the Approved Operating Budget for each such Project Year.

                  (d) In the event Operator desires to request an adjustment to an Approved Annual Operating Plan at any time during the Project Year, Operator shall submit a proposed revised Annual Operating Plan for Owner's consideration, which Owner shall approve or disapprove within fifteen (15) days after submission thereof. If the proposed revised Annual Operating Plan is disapproved by Owner within such fifteen (15) day period, Owner shall furnish Operator with the reasons for such disapproval and shall immediately begin discussions with Operator in an effort to reach a mutually agreeable revised Annual Operating Plan. Upon such agreement, Operator shall revise the Annual Operating Plan with respect thereto. Until the revised Annual Operating Plan is approved in writing by Owner, Operator shall not, except in an emergency as described in Section 2.6 hereof, act outside of the Approved Annual Operating Plan for such Project Year without the prior written consent of Owner. Once approved, Operator's authority as to the revised, or any additionally revised, Annual Operating Plan shall be the same as that authorized for the original Approved Annual Operating Plan.

                  2.5 Monthly Summary. Within two (2) business days after the end of each calendar month of each Project Year, Operator shall submit to Owner, in a form reasonably acceptable to Owner, a preliminary report containing operating data, meter readings, and other billing documentation for such month sufficient to generate monthly invoices for the sale of Electricity and steam produced at the Facility. In addition, within ten (10) days after the end each month of each Project Year, Operator shall submit to Owner, in a form to Exhibit A attached hereto and made a part hereof for all purposes and otherwise acceptable to Owner, a monthly operating report summarizing in reasonable detail all area of operation and maintenance and all activities performed by Operator during such month. Operator shall submit the proposed forms of such reports to Owner for approval on or before thirty (30) days after the date on which this Agreement is executed.

                  2.6 Emergencies. Immediately upon the occurrence or imminent likelihood of an accident or emergency involving the Facility or adjoining property and endangering the safety of any person or property, or materially adversely affecting the performance of the Facility or the Facility's compliance with applicable law, Operator shall, after consultation with the Plant Manager if the circumstances allow, and without the necessity of obtaining any other approvals which might otherwise be required hereunder and exercising reasonable care without special instruction or authorization from Owner, take any reasonable and necessary or advisable action deemed by Operator to be reasonably necessary or advisable under the circumstances to prevent, avoid or mitigate injury, damage or loss to persons or property or to avoid penalties, fines or damages under applicable law. Operator shall notify Owner thereof as soon as practicable.

                  2.7 Inspections.

                  (a) In addition to its daily activities associated with the operation and maintenance of the Facility, Operator shall conduct inspections of the Facility at regular intervals, as required by vendors' or manufacturers' recommendations and Prudent Utility Practices. Within ten (10) days after the Execution Date for the first (1st) Project Year and no later than one hundred twenty (120) days prior to each Project Year thereafter, Operator shall submit to Owner for approval Operator's proposed inspection schedule (which inspection schedule shall be included as part of each O&M Plan to be submitted to Owner) and shall incorporate into the proposed inspection schedule any reasonable amendments proposed by Owner. Any inspection conducted pursuant to this Section
2.7 shall be conducted in such a manner so as to minimize the impact on the production of electricity and steam from the Facility.

                  (b) During such inspections, Operator shall make any necessary decisions and promptly perform all Work as may be necessary to effect (after Owner's approval, if necessary) the maintenance, repair or replacement of any part of the Facility the necessity of which becomes apparent during such inspection.

                  (c) Within forty-five (45) business days after (i) each inspection and (ii) the completion of any maintenance or repair work performed after such an inspection, Operator shall prepare and deliver to Owner a report of the results of such inspection or any Work completed after such inspection, as the case may be, containing a summary of Operator's observations and recommendations relating thereto. Operator shall arrange for its personnel to attend any meetings or conferences with Owner's personnel as Owner may from time to time request to review the results of Operator's inspections and maintenance work.

                  (d) Operator shall cooperate with Owner, the Plant Manager, Lender and any other designees of Owner in connection with inspections of the Facility. Such inspections may occur at any time, provided that they do not unreasonably interfere with the performance of Operator's obligations hereunder, and further provided that if Owner or Owner's designated representative desires to conduct any such inspection after normal business hours, Owner shall give Operator reasonable notice thereof. Operator agrees to correct, in accordance with the terms of Section 7.2 hereof, any failure to comply with the obligations and standards set forth in this Agreement for the operation and maintenance of the Facility that is identified by Lender.

                  2.8 Operating Procedures and Training

                  (a) Owner and Operator shall use due diligence to obtain from any Equipment vendor or manufacturer all instruction manuals and spare parts lists not timely submitted by such Equipment vendor or manufacturer, it being understood that Owner shall coordinate this effort with Operator's assistance and Owner may pursue all appropriate rights and remedies available to Owner under any equipment supply agreements. To the extent any supplementary materials are required for Operator training that are not provided by Equipment vendors or manufacturers, Operator shall provide such materials, at Operator's sole cost and expense; except where such supplementary materials are required in connection with a Reimbursable Cost Operator shall review the operating procedures in effect at the Facility as of the Execution Date (the "Operating Procedures") and shall prepare and submit to Owner a complete set of revisions to the Operating Procedures sufficient to ensure the continued safe and efficient operation and maintenance of the Facility in accordance with vendors' and manufacturers' warranty requirements and recommendations, Prudent Utility Practices, the Related Agreements and this Agreement. The Operating Procedures shall, among other things, include Facility specific preventive and predictive maintenance procedures integrating (i) vendor and manufacturer recommendations and warranty requirements, (ii) requirements of the Related Agreements, (iii) Operator's experience, (iv) adequate safety and fire prevention, response and reporting measures and procedures, (v) adequate security measures and procedures, and (vi) the monitoring of the performance of the Facility. In addition, the Operating Procedures shall include, without limitation, (i) employee manuals outlining proper employee conduct and general expectations, rules and procedures, (ii) safety manuals, (iii) emergency preparedness and response manuals, and (iv) environmental compliance manuals. Within twenty (20) days of Owner's receipt thereof, Owner shall review revisions to the Operating Procedures, provide reasonable written comments and suggestions, and Operator shall duly consider such comments and suggestions in revising the Operating Procedures. Owner's review and approval of the Operating Procedures shall not relieve Operator of its obligation to operate and maintain the Facility in accordance with this Agreement. Operator shall, as often as necessary but not less often than annually, review and, if necessary, revise and update the Operating Procedures, but shall not implement any amendments thereto without Owner's prior written consent.

                  (b) Operator shall provide training materials, instructional personnel and management oversight as necessary to develop and implement a comprehensive training program for operation of the Facility. Operator shall ensure that its personnel are fully trained and qualified to operate and maintain the Facility in accordance with vendors' and manufacturers' warranty requirements and recommendations, Prudent Utility Practices, the Related Agreements and this Agreement.

                  2.9 Facility Turnover. Pursuant to the EPC Agreement, care, custody and control of the Facility will pass from NEPCO to Owner. Owner shall simultaneously transfer to Operator, and Operator shall accept, the care, custody and control of the Facility provided that, in Operator's reasonable judgment (i) any deficiencies affecting the safety, reliability or operability of the Facility identified to Owner in accordance with Section 2.11 hereof have been corrected, and (ii) the Facility otherwise comports with Prudent Utility Practices. The Facility will be turned over to Operator on the Turnover Date, the date declared by Owner in an endorsement of NEPCO's Notice of Substantial Completion that shall occur after the date on which NEPCO has completed commissioning tests of the Facility, perform steam interconnection with the Existing Plant, completed the Performance and Reliability Testing and achieved Substantial Completion as such terms are defined in the EPC Agreement (the "Turnover Date"). By accepting care, custody and control of the Facility, Operator acknowledges that it can and will perform its Work in conformance with the requirements of the Related Agreements, Prudent Utility Practices, and Owner's insurance policies.

                  2.10 Initial Support Stage. As the Turnover Date approaches, an orderly transition from NEPCO to Operator must occur. In order to facilitate such a transfer, Operator must take certain actions prior to the commencement of the Mobilization Stage ("Initial Support Stage").

                  (a) During the Initial Support Stage, which is anticipated to commence as of February 1, 2001, and prior to the commencement of the Mobilization Stage, Operator shall: (i) plan and prepare for hiring Key Personnel; (ii) submit to Owner an O&M Staffing Plan by February 1, 2001; (iii) upon Owner's approval of the O&M Staffing Plan, hire personnel as necessary for the operation and maintenance of the Facility as contemplated in the O&M Staffing Plan; (iv) establish the Annual Operating Plan for use during the first
(1st) Project Year and obtain approval of Owner thereof, (v) establish the inspection schedule for the Facility (which inspection schedule shall be included as part of the first (1st) Annual Operating Plan and shall be the same for the first Project Year as the inspection schedule established for such period of time pursuant to the terms of the EPC Agreement unless Owner or Operator recommends a change to such inspection schedule) and obtain approval of Owner thereon, (vi) prepare a detailed monthly report format as described in
Section 2.5 hereof and obtain approval of Owner thereon, and (vii) make only such changes to the staff of the Regional Office as Owner or Operator may agree is necessary for Operator's performance of this Agreement.

                  (b) Using a format similar to that described in Section 2.4 hereof for the development of the Annual Operating Plan, Operator shall prepare and submit to Owner a "Mobilization Stage Operating Plan," comprised of the "Mobilization Stage Plan" and the "Mobilization Stage Operating Budget" no later than thirty (30) days period to the commencement of the Mobilization Stage, which is anticipated to commence on May 1, 2001. The Mobilization Stage Operating Plan shall include expenditures and activities to occur during, the Mobilization Stage as described in this Section 2.10, and shall be submitted to Owner for its review and comment within thirty (30) days after the Execution Date. If Owner objects to all or any portion of the proposed Mobilization Stage Operating Plan, Owner shall promptly furnish its objections to Operator, and Owner and Operator shall work diligently to resolve such objections.

                  2.11 Mobilization Stage. Operator shall participate in an orderly process of transition from the construction and testing of the Facility by NEPCO to the operation and maintenance of the Facility by Operator (the "Mobilization Stage"). For purposes of this Agreement, the Mobilization Stage shall commence as of May 1, 2001 unless such date shall have been changed in a notice from Owner to Operator. During the Mobilization Stage, Operator shall cooperate and coordinate with NEPCO and shall report to and be subject to the authority of Owner.

                  (a) During the Mobilization Stage, Operator shall cause its employees to be available for and attend training by NEPCO as described in more detail in Exhibit C-1 to the EPC Agreement.

                  (b) At such time as Owner has given written notice to Operator to commence Mobilization Stage operations, Operator shall perform all such duties and obligations otherwise set forth in this Agreement to the extent that such duties and obligations are not inconsistent with its transition role.

                  (c) During the Mobilization Stage, Operator shall review and report to the Owner on the status of, and where appropriate, make written recommendations to Owner with respect to (i) operation and maintenance facilities, tools, equipment, supplies and spare parts inventories, (ii) reporting, accounting, maintenance management and communication systems necessary for Operator to operate and maintain the Facility in accordance with the terms of this Agreement, (iii) security and safety systems and plans, including any necessary or desirable special clothing or safety gear for operations and maintenance personnel, and (iv) such other facilities and systems as shall be necessary or desirable to operate and maintain the Facility and to fulfill Operator's ongoing responsibilities under this Agreement.

                  (d) During the Mobilization Stage, Operator or its authorized representative shall, if reasonably requested by Owner, attend any and all review meetings between NEPCO and Owner. Operator shall, if reasonably requested by Owner, review and comment upon plans, specifications, documents, or other data generated by NEPCO. Operator shall take all necessary steps to assist NEPCO in achieving Final Completion, as such term is used in the EPC Agreement, in a manner consistent with the operation of the Facility and Prudent Utility Practices.

                  (e) During the Mobilization Stage, Operator shall coordinate operations and maintenance with Owner and NEPCO in order to assist NEPCO in achieving Final Completion, as such term is used in the EPC Agreement, in a manner consistent with the operation of the Facility and Prudent Utility Practices.

                  (f) Upon the Turnover Date, care, custody and control of the Facility will pass from NEPCO to Owner under the terms of the EPC Agreement and from Owner to Operator under the terms of this Agreement and the Mobilization Stage shall end. Operator shall thereafter operate and maintain the Facility in accordance with this Agreement and provide any and all technical and engineering support required for the safe and efficient operation and maintenance of the Facility.

                  2.12 Limited Authority. Operator shall not have any authority to (i) negotiate any change to the Energy Services Agreement, (ii) settle or compromise claims on behalf of Owner under any Related Agreement, (iii) agree to any amendments to, or waivers, consents or approvals in connection with, any Related Agreement, (iv) serve any notice of a breach under any of the Related Agreements, or (v) transfer, dispose of, lease or create any encumbrance on any assets of Owner.

                                      III.
                            RESPONSIBILITIES OF OWNER

                  3.1 Services, Operation, Obligations. Except as otherwise provided in Section 3.1(3) hereof, Operator shall have no obligation to provide any of the following services or perform any of the following work, which services and work shall be provided and performed by Owner:

                  (1) Arrange for a supply of Fuel and water, at no cost to Operator, in such quantities as are necessary for the performance by Operator of the Work;

                  (2) Provide for the sale of steam and electricity generated by the Facility and for the billing and collection of revenues therefrom,

                  (3) Obtain or cause to be obtained all governmental licenses, permits and approvals necessary to operate the Facility, including environmental licenses, permits and approvals; provided, however, that Operator shall (i) provide to Owner such technical information and other assistance as is required from time to time to obtain licenses, permits or approvals or renewals or extensions thereof and (ii) keep such records and provide such reports to appropriate governmental agencies as may be required of Owner or Operator by any such licenses, permits and approvals;

                  (4) Designate and advise Operator of the Plant Manager (who shall act and be designated as Owner's authorized representative);

                  (5) Provide and grant to Operator full access to the Facility and such portions of the Site as are necessary to allow Operator to perform the Work;

                  (6) Arrange for start-up power and back-up power in such quantities as is necessary for the performance by Operator of the Work;

                  (7) Pay all applicable federal, state and local taxes (except for sales taxes which are the responsibility of Operator) attributable to the Facility and the sale of steam and electricity therefrom, including the preparation of all tax returns and reports to be filed for federal, state and local income tax purposes; and

                  (8) Maintain all insurance coverage as required to be provided by Owner under Article X hereof

                  3.2 Payments. Owner shall compensate Operator for the Work performed hereunder pursuant to the terms of Articles IV, V and VI hereof.

                  3.3 Right to Perform Upon Operator's Default. If at any time Operator fails to perform any obligation hereunder and such failure is likely to cause injury to any person or damage to the Facility, to exceed or breach the terms or conditions of any permit or easement, or to breach the terms of any Related Agreement, Owner, in addition to all other rights and remedies it has under this Agreement, may, but shall have no duty to, perform or have performed by a third party any, such obligation not performed by Operator. Such performance by Owner shall reduce any compensation payable to Operator hereunder during the Initial Support and Mobilization Stages or in any Project Year by an amount equal to the cost to Owner of effecting such performance.

                                       IV.
                          OPERATING COSTS AND EXPENSES

                  4.1 Procedure for Incurring Costs. Owner, and not Operator, shall be ultimately liable for all Reimbursable Costs and Direct Costs expended hereunder in connection with the Facility and Operator shall receive payment for Reimbursable Costs in accordance with the terms of Sections 5.2 and 5.4 hereof Operator shall submit a written requisition to Owner for any single item requiring an expenditure in excess of Five Thousand and 00/100 Dollars ($5,000.00) or as otherwise may be required by Owner, and after receipt of written approval from Owner, but not before, Operator shall be authorized to prepare Operator's purchase order for such item. Operator shall (i) verify the receipt at the Site of all materials and services to be delivered to the Facility covered by Owner's and Operator's purchase orders, (ii) verify the accuracy of vendors' invoices in connection therewith, and (iii) forward invoices for Direct Costs to Owner for approval, processing, and payment by Owner in accordance with the terms of Section 4.2 hereof.

                  4.2 Procedure for Payment of Direct Costs. Operator shall periodically, but not more often than once a week, deliver to Owner invoices received by Operator from third parties for all Direct Costs, accompanied by a summary of all, such invoices which itemizes all such invoices by operating cost account number. Such invoices shall also be accompanied by a statement from Operator confirming that all such invoices are accurate, due and payable, together with all relevant documentation reasonably necessary for Owner to verify the accuracy thereof. Each invoice submitted to Owner shall be paid by Owner directly to the payee of such invoice on or before the date such invoice is due, provided that if Owner disputes any amount set forth in any such invoice, Owner shall pay the undisputed portion on or before such due date, and Owner, Operator and such payee shall attempt in good faith to resolve all disputed items as soon as reasonably practicable.

                  4.3 Limitation on Ability to Incur Direct Costs. Operator shall prepare Operator's purchase order for costs and expenses incurred in connection with the operation and maintenance of the Facility during each month of a Project Year pursuant to the terms hereof, to the extent and only to the extent such costs and expenses:

                  (i) are included within the Approved Operating Budget, and any approved revision thereof, for the applicable Project Year;

                  (ii) are incurred in connection with the performance of any Unscheduled Maintenance, Special Improvements or Capital Improvements as approved in writing by Owner;

                  (iii)    are incurred in connection with an emergency under
                           Section 2.6 hereof; or

                  (iv)     are otherwise approved by Owner in writing.

                  4.4 Payment for Special Improvements. The actual cost of any alterations, modifications, improvements or additions to the Facility which are required by any, governmental or regulatory agency or are otherwise required to comply with applicable laws, regulations or requirements ("Special Improvements") shall be the sole responsibility of Owner. If any such costs are necessary or advisable and become known to Operator, Operator shall promptly so inform Owner who shall promptly determine the most feasible manner in which to pay for such costs. Operator shall not be authorized to incur any expenditure in relation to any Special Improvements without the prior written consent of Owner.

                  4.5 Payment for Unscheduled Maintenance. The actual cost of Unscheduled Maintenance shall be the sole responsibility of Owner. Operator shall not incur any expenditure in relation to any Unscheduled Maintenance without the prior written consent of Owner, except in the event of an emergency as described in Section 2.6 hereof.

                  4.6 Payment for Major Maintenance Overhaul. The actual cost of Major Maintenance Overhaul shall be the sole responsibility of Owner. Operator shall not incur any expenditure in relation to any Major Maintenance Overhaul without the prior written consent of Owner.

                  4.7 Payment for Capital Improvements. The actual cost of Capital Improvements shall be the sole responsibility of Owner. Operator shall not incur any expenditure in relation to any Capital Improvements without the prior written consent of Owner.

                  4.8 Wage Increases in Excess of CPI. In the event that Operator finds it necessary to increase salaries and/or wages, then, without the prior written consent of Owner, Operator shall not increase salaries and/or wages from one Project Year to the next Project Year by an amount which exceeds the percentage increase in the Base Index from the beginning of such Project Year to the beginning of such next Project Year; provided, however, there shall be no obligation on behalf of Owner to approve any such increase in salaries and/or wages.

                                        V.
                              PAYMENTS TO OPERATOR

                  5.1 Initial Support Fee. Upon execution of the Agreement by Operator, Owner shall pay to Operator an initial support fee in the amount of One Hundred Fifty Thousand Dollars ($150,000) as compensation for the provision of services during the Initial Support Stage.

                  5.2 Mobilization Stage Fee. As compensation for the provision of services by Operator during the Mobilization Stage, including but not limited to any expenses of Operator associated with the hiring, operational training, safety training, physical examinations, purchase and/or preparation of employee books and operating and safety manuals, temporary operator manpower (including salaries and travel expenses), Owner shall pay Operator a Mobilization Fee of Two Hundred Ninety Thousand Dollars ($290,000) payable in five monthly installments of Fifty-eight Thousand Dollars ($58,000), the first such monthly payment being due as of May 1, 2001.

                  5.3 O&M Fee. As compensation for the performance of the Work by Operator pursuant to this Agreement on and after the Turnover Date, Owner shall pay to Operator an operations and maintenance fee in the amount of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) per month (the "O&M
Fee"), beginning with the first day of the first month following the Turnover Date and continuing for each month thereafter throughout the term this Agreement. The O&M Fee shall be payable monthly, in arrears, with the first such payment being due and payable on the last business day of the month that begins after the Turnover Date, and with a like payment on the last business day of each month thereafter throughout the term of this Agreement. If the last day of the term of this Agreement does not fall on the last day of a month, the O&M Fee for such partial month shall be prorated. If during the term of this Agreement conditions or circumstances change from those in effect on the Turnover

Date such that there is either a material increase or decrease in the responsibilities and obligations of Operator hereunder from those responsibilities and obligations of Operator as of the Turnover Date, then Owner and Operator shall meet and negotiate an equitable adjustment to the O&M Fee.

                  5.4 Reimbursable Costs. To the extent not paid by Owner as Direct Costs pursuant to Article IV hereof, Owner shall reimburse Operator for those costs and expenses actually incurred by Operator in connection with the operation and maintenance of the Facility during each month of a Project Year or during the Mobilization Stage pursuant to the terms hereof, to the extent and only to the extent such costs and expenses (collectively, the "Reimbursable Costs") are:

                  (i) included within the approved Transition Operating Budget and any approved revision thereof;

                  (ii) included within the Approved Mobilization Stage Operating Budget, and any approved revision thereof, for the applicable Project Year;

                  (iii) incurred in connection with the performance of any Unscheduled Maintenance approved in writing by Owner;

                  (iv)     incurred in connection with an emergency under
                           Section 2.6 hereof;

                  (v) subject to the limitations set forth in Section 4.8 hereof, the actual salaries, straight time hourly wages and overtime hourly wages (including vacation and holiday pay for hourly personnel) for all Operator Personnel (whether employed directly by Operator or through a contractor) to the extent pertaining to the Work, plus (a) the actual cost of associated payroll taxes, unemployment and disability insurance, worker's compensation, fringe benefits and other statutory compensation for all such Operator Personnel to the extent pertaining to the Work and
                           (b) five percent (5%) of the W-2 Wages for all such Operator Personnel to the extent pertaining to the Work ((a) and (b) above collectively referred to herein as "Operator Personnel Overhead"); provided, however, the amount of Operator Personnel Overhead, other than such Overhead that is required by law, that is allowed to be included in Reimbursable Costs shall be limited to (i) twenty-three and 05/100 percent (23.05%) of the W-2 Wages for all such Operator Personnel through December 31, 2001 and (ii) thereafter, twenty-four and 05/100 percent (24.05%) of the W-2 Wages for all such Operator Personnel per Project Year for the remainder of term of this Agreement;

                  (vi)     (a) subject to the limitations set forth in Section
                           4.8 hereof, the actual salaries for all GE O&M Personnel to the extent pertaining to the Work, plus
                           (b) thirty-six percent (36%) of the W-2 Wages for all such GE O&M Personnel to the extent pertaining to the Work (the "Overhead Percentage Rate") to offset Operator's actual cost of associated payroll taxes, unemployment and disability insurance, worker's compensation, fringe benefits and other statutory compensation for all such GE O&M Personnel to the extent pertaining to the Work (such actual cost collectively referred to herein as "GE O&M Personnel Overhead"), whether such actual costs are more or less than such percentage; provided, however, if the amount of GE O&M Personnel Overhead that is required by law increases or decreases over that in effect as of the Existing O&M Agreement Termination Date, then the Overhead Percentage Rate shall be increased or decreased, as the case may be, to the extent of any such increase or decrease in GE O&M Personnel Overhead that is required by law; or

                  (vii)    otherwise approved by Owner in writing.

         Subject to the limitations imposed in the immediately preceding paragraph, the term Reimbursable Costs shall include, but not be limited to, the following costs incurred by Operator in its performance of the Work.

                  (viii) the actual delivered cost of supplies, Consumables, spare parts and/or replacement components and all other items Operator is required to provide and does provide for the Facility under this Agreement;

                  (ix) special training costs conducted off-site or by non-Operator personnel, as approved in advance and in writing by Owner;

                  (x) community and labor relations costs provided by non-Operator personnel, as approved in advance and in writing by Owner;

                  (xi) relocation and recruitment costs of salaried employees and recruitment costs (but not relocation costs) of non-salaried employees;

                  (xii) the actual costs of suppliers, subcontractors, attorneys, certified accountants and other third party advisors, as approved in advance and in writing by Owner;

                  (xiii) upon Owner's request and subject to Owner's prior written approval, the cost of services (other than the Work) at mutually agreed upon prices, terms and conditions;

                  (xiv) the actual delivered cost for the purchase of certain materials such as tools, office equipment and office supplies; and

                  (xv) a fraction of the actual costs incurred by Operator to staff; operate and maintain the Regional Office, the numerator of which fraction is the total of all costs and expenses set forth in the Approved Operating Budget for the Project Year in question for the Facility and the denominator of which fraction is the total of all costs and expenses set forth in the Facility's Approved Operating Budget, Camden Approved Operating Budget, the Bayonne Approved Operating Budget and the Approved Operating Budget for the Existing Plant for such Project Year.

         Unless Owner shall otherwise agree in writing, or unless otherwise included in the approved Mobilization Stage Operating Budget or an Approved Operating Budget, the term Reimbursable Costs shall not include and Operator shall not be entitled to reimbursement for:

                  (xvi) salaries or other compensation of Operator's officers, executives, general managers, estimators, auditors, attorneys, labor consultants, risk managers, accountants, purchasing and contracting agents and other employees at Operator's principal office and branch offices, except employees of Operator at the Facility and the Regional Office;

                  (xvii) expenses of Operator's principal and branch offices other than the field office at the Facility and the Regional Office;

                  (xviii) any of Operator's general and administrative expenses of any kind;

                  (xix) all costs of insurance paid by Operator and payments for deductibles or self-insured retentions associated with such insurance;

                  (xx) all costs and expenses incurred in connection with any engineering services provided by Operator in connection with the performance of the Work (e.g., maintaining Facility drawings, specifications and technical documents up-to-date) to the extent performed by Operator's employees other than the Operator Personnel or the GE O&M Personnel;

                  (xxi) all costs and expenses incurred in connection with the preparation of all reports required to be made by Operator pursuant to the terms of this Agreement to the extent performed by Operator's employees other than the Operator Personnel or the GE O&M Personnel; and

                  (xxii) all employee bonuses paid by Operator to the Operator Personnel and the GE O&M Personnel pursuant to
                           Section 6.7 hereof.

                  5.5 CPI Adjustment. The O&M Fee and the Annual Fee Adjustment Amount (together, the "CPI Adjusted Payments") shall be adjusted on the first day of each Project Year (except the first Project Year) throughout the term of this Agreement and any extensions hereof. On each such date each of the CPI Adjusted Payments shall be adjusted to a new CPI Adjusted Payment calculated in accordance with the following equation:

                  New CPI Adjusted Payment = (Applicable Adjustment Amount)
                                                  multiplied by (A/B)

                  "Applicable Adjustment Amount" equals the original dollar amount set forth in this Agreement for a given CPI Adjusted Payment.

                  "A" equals the average of the Consumer Price Index for all urban consumers for the New York/New Jersey area (1982-84 = 100), published by the Bureau of Labor Statistics, United States Department of Labor (the "Base Index") for the last three full calendar months prior to the commencement of the Project Year for which the new CPI Adjusted Payments are to be computed.

                  "B" equals the Base Index for the last calendar month prior to the month in which the Turnover Date occurs.

                  5.6 Procedure for Payment of Reimbursable Costs. On or before the tenth (10th) day of each month commencing after the Commencement of the Mobilization Stage, Operator shall render an invoice to Owner for all Reimbursable Costs, if any, paid by Operator during the preceding month. Such invoices shall be accompanied by a certificate from Operator confirming that all such Reimbursable Costs have been paid, together with all relevant documentation necessary for Owner to verify the accuracy thereof, including all relevant invoices for Consumables, spare parts and replacement components and labor costs and benefits computations incurred by Operator for the relevant staff and specialists. Each invoice submitted to Owner shall be paid by Owner by wire transfer not later than the tenth (10th) day of the next calendar month after the month in which such invoice was received, but in no event shall Owner be required to pay an invoice earlier than thirty (30) days after receipt of such invoice provided that if Owner disputes any amount set forth in any such invoice, (i) Owner shall promptly notify Operator of such dispute, (ii) Owner shall pay the undisputed portion to Operator within said period and (iii) Owner and Operator shall attempt in good faith to resolve all disputed items as soon as reasonably practicable.

                  5.7 Late Payments. All payments that are past due and are not disputed, or disputed and subsequently demonstrated to be payable to Operator, shall accrue interest from the date such payments are due until such payments are made at a per annum rate equal to the Default Rate.

                                       VI.
               FACILITY PERFORMANCE, LIQUIDATED DAMAGES AND BONUS

                  6.1 Annual Fee Adjustment Amount. To provide incentive for Operator to operate and maintain the Facility in such a way so as to maximize profitability and efficiency of operation, achieve target operating levels of performance, and protect the overall life and viability of the Facility, the O&M Fee earned by Operator shall be subject to an annual adjustment. The amount of such adjustment (the "Annual Fee Adjustment Amount" or "AFAA") shall be the sum of bonuses earned by and/or liquidated damages assessed against Operator in each of six (6) separate categories of evaluation. The six (6) categories of evaluation are:

                  (i)      Unit Availability,

                  (ii)     Change in Rated Capacity,

                  (iii)    Steam Delivery,

                  (iv)     Net Plant Heat Rate,

                  (v)      O&M Costs, and

                  (vi)     Subjective Factors.

                  In each category the maximum bonus or liquidated damage will be limited to a specific dollar amount. The AFAA shall be the sum of the bonuses earned and liquidated damages assessed in each individual category and in any Project Year shall never exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) for bonus and One Hundred Thousand and 00/100 Dollars ($100,000.00) in liquidated damages, as the case may be.

                  (a) Unit Availability. The maximum bonus or liquidated damages capable of being earned by or assessed against Operator in the Available Hours category of the AFAA in any Project Year respectively shall be Forty-five Thousand and 00/100 Dollars ($45,000.00) and Thirty Thousand and 00/100 Dollars ($30,000.00). The determination of the amount of bonus or liquidated damages attributable to such category for a Project Year shall be calculated in accordance with Exhibit B hereto.

                  (b) Change in Rated Capacity. The maximum bonus or liquidated damages capable of being earned by or assessed against Operator in the Change in Rated Capacity category of the AFAA in any Project Year respectively shall be Ten Thousand Hundred and 00/100 Dollars ($10,000.00) and Six Thousand Six Hundred Sixty-eight and 00/100 Dollars ($6,668.00). As incentive to attain the level of Rated Capacity required by Owner, Operator shall be entitled to receive a bonus or, alternatively, be assessed liquidated damages in the Change in Rated Capacity category of the AFAA based on the results of the semi-annual PJM Net Capability Verification Test compared with the results of the semi-annual PJM Net Capability Verification Test conducted during the corresponding period in the immediately preceding Project Year (the "Target Rated Capacity"); provided, however, if either Owner or Operator desires not to use the results of the semi-annual PJM Net Capability Verification Test conducted during the corresponding period in the immediately preceding Project Year as the Target Rated Capacity, then the Target Rated Capacity shall be mutually agreed to be Owner and Operator. The Target Rated Capacity shall reflect wear and tear degradation, maintenance and output improvements. If Owner and Operator can not agree prior to the running of such test, then the Target Rated Capacity for such test shall be the Rated Capacity as demonstrated by the semi-annual PJM Net Capability Verification Test conducted during the corresponding period in the immediately preceding Project Year. By no later than forty-five (45) days prior to each semiannual PJM Net Capability Verification Test, Operator shall prepare and submit for Owner's approval a plan for such PJM Net Capability Verification Test (the "Test Plan") Which shall clearly identify the measures to be taken by Operator to meet the Target Rated Capacity. The Test Plan shall be subject to Owner approval, provided, however, in the event that Owner objects to all or any portion of the Test Plan, Owner shall notify Operator in writing and Owner and Operator shall promptly meet to resolve any differences in order to establish an approval Test Plan by no later than twenty (20) days prior to the annual PJM Net Capability Verification Test.

                  For each PJM Net Capability Verification Test conducted during a Project Year, Operator shall be entitled to receive a bonus of Five Thousand and 00/100 Dollars ($5,000.00) in the Change in Rated Capacity category of the AFAA if the Rated Capacity, as demonstrated by such PJM Net Capability Verification Test, is greater than or equal to one hundred one percent (101%) of the Target Rated Capacity for such PJM Net Capability Verification Test. Operator shall be assessed liquidated damages of Three Thousand Three Hundred Thirty-four and 00/100 Dollars ($3,334.00) in the Change in Rated Capacity category of the AFAA if in Rated Capacity, as demonstrated by such PJM Net Capability Verification Test, in less than ninety-nine percent (99%) of the Target Rated Capacity for such PJM Net Capability Verification Test. In the event the Rated Capacity, as demonstrated by such PJM Net Capability Verification Test is greater than ninety-nine percent (99%) of the Target Rated Capability Verification Test, but less than one hundred one percent (101%) of the Target Rated Capacity for such PJM Net Capability Verification Test, Owner may, in Owner's sole discretion, pay Operator a bonus in the Change in Rated Capacity category of the AFAA of up to Five Thousand and 00/100 Dollars ($5,000.00).

                  If an event of Force Majeure prevents or disrupts the running of a scheduled PJM Net Capacity Verification Test, Operator shall neither be assessed liquidated damages nor receive a bonus under such test. The sole effect of Force Majeure under this Section 6.1(b) shall be to cause a rescheduling of such PJM Net Capability Verification Test. After conducting four (4)PJM Net Capability Verification Tests, and paying bonuses and/or liquidated damages in accordance with this Section 6.1(b), in the first two (2) Project Years, Owner and Operator shall meet and, in consideration of actual Facility operation, actual PJM Net Capability Verification Test results and the amounts of bonuses paid and/or liquidated damages assessed, reevaluate the method used in determining the Change in Rated Capacity category of the AFAA.

                  For purposes of this Section 6.1(b), the following definitions shall apply:

                  "Rated Capacity" shall mean the capacity of the Facility, expressed in kilowatts, as expressed by the following formula:

                  Rated Capacity = (CT MW at base load) + (HP Steam kpph/x) + (IP Steam kpph/y)

                  Where:

                  CT MW means the rated capacity in megawatts of the gas turbine at baseload, net of plant parasitic power.

                  HP Steam means the Adjusted HP Steam Output as such term is used in the EPC Agreement.

                  IP Steam means the Adjusted IP Steam Output as such term is used in the EPC Agreement.

                  x=7.4

                  y=20

                  "PJM Net Capability Verification Test" shall mean a semi-annual test conducted, in accordance with the Test Plan, to determine the Rated Capacity of the Facility. Each PJM Net Capability Verification Test shall be conducted on the date determined by Owner, but no later than June 30th, for the first such test during a Project Year and no later than December 31st for the second such test during a Project Year. One such test will be performed at PJM winter ambient temperature rating, and one such test will be performed at PJM summer ambient temperature rating. All test data will be taken at PJM ambient temperatures +/- 3 degrees F.

                  The PJM Net Capability Verification Test will be conducted during a two-hour (2) period any time after the Facility has achieved steady state operation. The results of the PJM Net Capability Verification Test will consist of the average of three (3) data points, one at time zero, one at the end of the first hour and one at the end of the second hour. The Target Rated Capacity for the first Project Year will be determined from the results of the acceptance test to be performed in accordance with the EPC Agreement. The peak electric power rating and steam power augmentation capability of the equipment shall not be utilized in such determination.

                  (c) Steam Delivery. The maximum bonus or liquidated damages capable of being earned by or assessed against Operator in the Steam Delivery category of the AFAA in any Project Year respectively shall be Fifteen Thousand and 00/100 Dollars ($15,000.00) and Ten Thousand Dollars ($10,000.00). If, over the course of a Project Year, fewer than two interruptions occur in the delivery of steam, Operator shall receive a bonus in an amount up to Fifteen Thousand and 00/100 Dollars ($15,000.00) under the Steam Delivery category of the AFAA for such Project Year. If two (2) or three (3) interruptions occur in the delivery of steam to Steam Purchasers during a Project Year, then the AFAA for the Steam Delivery category of the AFAA for such Project Year shall be zero. If more than three (3) interruptions occur in the delivery of steam to Steam Purchasers during a Project Year, Operator shall be assessed liquidated damages in an amount up to Ten Thousand and 00/100 Dollars ($10,000.00) under the Steam Delivery category of the AFAA for such Project Year. In no event shall the amount of bonus earned or liquidated damages assessed in the Steam Delivery category of the AFAA exceed Fifteen Thousand and 00/100 Dollars ($15,000.00) and Ten Thousand and 00/100 Dollars ($10,000.00) in any Project Year. For purposes of this category of the AFAA, a steam interruption shall be deemed to be any event that lasts for sixty (60) minutes or more where the steam production rate of steam delivered to the Existing Plant is reduced by eighty-five percent (85%) as compared to the previous hour of steam production. A steam interruption event shall be deemed to have ended whenever the Facility shall have achieved steady state operation for a period in excess of one (1) hour.

                  (d) Net Plant Heat Rate. The maximum bonus or liquidated damages capable of being earned by or assessed against Operator in the Net Plant Heat Rate category of the AFAA in any Project Year respectively shall be Forty Thousand and 00/100 Dollars ($40,000.00) and Twenty-eight Thousand Six Hundred Sixty-eight and 00/100 Dollars ($28,668.00). Over the course of a Project Year, operation of the Facility at the optimum net Plant heat rate increases profitability. Owner shall evaluate Operator on its ability to achieve the optimum net plant heat rate, and, subject to Owner's sole and complete discretion, award Operator a bonus of up to Forty Thousand and 00/100 Dollars ($40,000.00) or assess Operator with liquidated damages of up to Twenty-eight Thousand Six Hundred Sixty-eight and 00/100 Dollars ($28,668.00) in the Net Plant Heat Rate category of the AFAA. The initial net plant heat rate shall be determined pursuant to a performance test conducted within sixty (60) days after the Turnover. The Net Plant Heat Rate category of the AFAA depends solely upon Owner's subjective evaluation of Operator's overall performance of its obligations with respect to Operator's attention to the Net Plant Heat Rate during the Project Year. Solely for the purpose of guidance, the Net Plant Heat Rate (NPHR) shall be calculated consistent with the following:

         NPHR = Total Fuel Used Btu HRV/ (GT KWhrs delivered + Steam KWhrs)

         Where:

         Steam KW Hrs = (HP Steam kpph/x) + (IP Steam kpph/y)

         x = 7.4

         y = 20

         HP Steam and IP Steam shall have the same meaning as used in Section 6.1(b) hereof.

         (e) O&M Costs. The maximum bonus or liquidated damages capable of being earned by or assessed against Operator in the O&M Costs category of the AFAA respectively shall be Fifteen Thousand and 00/100 Dollars ($15,000.00) and Ten Thousand and 00/100 Dollars ($10,000.00). During each Project Year, this Agreement contemplates the existence of an Approved Operating Budget. Developing reliable budgets based on obtainable forecasts and realistic expectations, and receiving such budgets and any revisions thereof in a timely manner, are essential elements of Owner's ability to monitor its investment in the Facility. Owner shall evaluate and compare the Approved Operating Budget for a given Project Year against the costs and expenses actually incurred and, subject to Owner's sole and complete discretion, award Operator a bonus of up to Fifteen Thousand and 00/100 Dollars ($15,000.00) or assess Operator with liquidated damages of up to Ten Thousand and 00/100 Dollars ($10,000.00) in the O&M Costs category of the AFAA.

         (f) Subjective Factors. The maximum bonus or liquidated damages capable of being earned by or assessed against Operator in the Subjective Factors category of the AFAA in any Project Year respectively shall be Twenty-five Thousand and 00/100 Dollars ($25,000.00) and Sixteen Thousand Six Hundred Sixty-eight and 00/100 Dollars ($16,668.00). The Subjective Factors category of the AFAA depends solely upon Owner's subjective evaluation of Operator's overall performance of its obligations and services rendered hereunder. Subject to Owner's sole and complete discretion, Owner shall evaluate Operator's performance with respect to the following qualitative factors; frequency of insurance claims and increases in related insurance costs, community and public relations (5%), compliance with permits and easements (10%), safety and environmental compliance (50%), turn-over of personnel (0%), development of apprentice programs (0%), personnel management relevant to Urban Enterprise Zone criteria (0%), timeliness of response to and handling of events of Force Majeure (5%), working relationship with Owner and Lender (5%), professionalism, profitability of the Facility and overall handling and care of the Facility (25%). Periodically but no more often than every three (3) months during each Project Year, Owner shall deliver to Operator a list of the various qualitative factors, and any changes in the qualitative factors, to be used by Owner in its subjective evaluation of Operator's performance for the remainder of such Project Year. Based on Owner's subjective evaluation of Operator's performance during a Project Year, Owner shall, in Owner's sole and complete discretion, either award Operator a bonus of up to Twenty-five Thousand and 00/100 Dollars ($25,000.00) or assess Operator liquidated damages of up Sixteen Thousand Six Hundred Sixty-eight and 00/100 Dollars ($16,668.00) under the Subjective Factors category of the AFAA for such Project Year or prorate such bonus accordingly based on the effective qualitative factors and weighting percentage.

         6.2 Quarterly Meeting. Owner and Operator shall schedule and attend regular quarterly meetings to discuss Operator's performance of the Work and Owner's evaluation thereof and, when necessary, to review and revise the list of qualitative factors described in Section 6.1(f) above.

         6.3 Partial Project Year. In any partial Project Year, the amounts attributable to each category of the AFAA and the overall limitation placed on the AFAA itself shall be prorated based on the number of calendar days in such partial Project Year divided by 365 or 366, as the case may be.

         6.4 Payment of Annual Fee Adjustment Amount. Not later than thirty (30) days after the end of each Project Year, Owner shall render a statement to Operator, with all necessary and appropriate supporting documentation, calculating the amount of bonus payments due to Operator and/or the amount of liquidated damages due to Owner under each category of the AFAA. If the AFAA results in an amount payable by Operator to Owner, such amount shall be set off against that portion of the O&M Fee for such Project Year that has not yet been advanced to Operator, and the balance, if any, shall be paid by Operator to Owner within thirty (30) days after Owner delivers the statement therefor to Operator. If the AFAA results in an amount payable by Owner to Operator, such amount shall be paid by Owner within thirty (30) days after Owner delivers the statement therefor to Operator. A party's obligation to pay the AFAA to the other party shall survive the termination of this Agreement, even though such AFAA may not be capable of being calculated until after the termination of this Agreement.

         6.5 Application of CPI Adjustment. Each of the dollar amounts indicated in Section 6.1 above shall be adjusted in accordance with the provisions of Section 5.5 hereof.

         6.6 Change in Conditions or Circumstances. If during the term of this Agreement conditions or circumstances change from those in effect an the Turnover Date such that there is either a material increase or decrease in the responsibilities and obligations of Operator hereunder from those responsibilities and obligations of Operator as of the Turnover Date, then Owner and Operator shall meet and negotiate an equitable adjustment to the manner in which the AFAA is determined, including, without limitation, revisions to the categories of evaluation used in determining the AFAA, the relative weightings thereof and the overall limit on the AFAA, if necessary.

         6.7 Employee Bonuses. Operator shall pay to the Operator Personnel and the GE O&M Personnel as bonuses in the aggregate not less than twenty-five percent (25%) of the AFAA for each such Project Year; provided, however, Owner may pay, in Owner's sole discretion, additional bonuses to the Operator Personnel and the GE O&M Personnel during any Project Year.

                                      VII.
                         WARRANTY; CORRECTION OF DEFECTS

         7.1 Warranty. Operator warrants that (i) the Work hereunder shall be performed in a first-class, competent, cost-conscious manner appropriately qualified personnel, (ii) the Work shall be performed in accordance with the terms and conditions of this Agreement, including all standards set forth herein, and (iii) all aspects of such Work shall be suitable for the purpose of generating steam and electricity as contemplated in the Related Agreements.

         7.2 Consequence of Breach. In the event Operator breaches any warrant described in Section 7.1 above, Operator shall re-perform any defective service, replace any unfit or unqualified personnel and train new personnel, and repair or replace any components of the Facility damaged as a consequence of such breach. Any such re-performance, training, repair or replacement by Operator pursuant to this Section 7.2 shall be at Operator's sole cost and expense.

         7.3 Vendor Warranties. Operator shall use its best efforts to obtain not less than one-year vendor warranties for all spare parts and replacement parts, other than parts having a useful life of less than one year and parts supplied by Owner pursuant to Article III. Any warranties obtained by Operator from outside vendors or subcontractors shall be assignable and passed through to Owner, but, during the term of Agreement, Operator shall maintain, administer and enforce such warranties for the benefit of Owner; provided, however, Operator shall not file suit to enforce any such warranty without the prior written consent of Owner.

         7.4 Exclusions. This warranty is exclusive and in lieu of all other warranties, whether written, oral, implied, or statutory. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.

                                      VIII.
                                      TERM

         (a) Unless sooner terminated as provided herein, the term of this Agreement shall begin on the Execution Date and shall extend for an initial term expiring at the end of the day on December 31, 2008; provided, however, Owner shall have the right, in Owner's sole discretion, to terminate this Agreement effective either (i) as of December 31, 2003 or (ii) December 31, 2006 for convenience by delivering to Operator written notice of such termination on or before one hundred eighty (180) days prior to the effective date of termination.

         (b) If Owner elects to terminate this Agreement effective as of December 31, 2003, Owner agrees to pay Owner the 2003 Termination Fee (as defined hereinbelow) in accordance with the terms hereof.

         The "2003 Termination Fee" shall be due and payable as follows:

         (i) Five Hundred Thousand and 00/100 Dollars ($500,000.00), which shall be due and payable by Owner to Operator within thirty
                  (30) days after the termination of this Agreement, plus

         (ii) the reasonable costs actually incurred by Operator in transferring, relocating and/or terminating Operator's personnel at the Facility and terminating subcontracts pertaining to the Facility up to a maximum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), which shall be due and payable by Owner to Operator within thirty (30) days after receipt by Owner from Operator of an invoice accompanied by all relevant documentation reasonably necessary for Owner to verify the accuracy thereof.

         (c) If Owner elects to terminate this Agreement effective as of December 31, 2006 Owner shall pay Operator the reasonable costs incurred by Operator in terminating subcontracts pertaining to the Facility up to a maximum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) which shall be due and payable by Owner to Operator within thirty (30) days after receipt by Owner from Operator of an invoice accompanied by all relevant documentation reasonably necessary for Owner to verify the accuracy thereof.

                                       IX.
                                   TERMINATION

         9.1 Event of Default. Should any of the following events or conditions occur, the same shall constitute an event of default under this Agreement (herein called an "Event of Default"):

         (a) Operator breaches any of its material obligations under this Agreement.

         (b) Owner breaches any of its material obligations under Agreement.

         (c) If any representation or warranty of Operator or Owner under
Article XIV hereof shall prove untrue in any material respect.

         (d) If, in any two (2) successive Project Years, Operator incurs the maximum liquidated damages possible under Article VI hereof for each such successive Project Year, then such occurrence shall be an Event of Default by Operator.

         (e) If Operator's aggregate limit of liability over the term of this Agreement as set forth in Section 17.1 hereof is reached, then such occurrence shall be an Event of Default by Operator.

         (f) An Event of Default of Operator under the Existing Plant O&M Agreement.

         9.2 Termination Upon Breach. If either party commits an Event of Default, the other party (hereinafter the "Non-Defaulting Party") may give such party in default (the "Defaulting Party") a written notice describing such default in reasonable detail and demanding that the Defaulting Party cure such default; provided, however, Operator shall have no right to cure the Events of Default set forth in Sections 9.1(d) and 9.1(e) above. If the Defaulting Party does not cure its default within twenty
(20) days after its receipt of such notice, or if the default is such that it cannot be cured within such period of time and the Defaulting Party does not promptly commence action within such twenty (20) day period which is calculated to cure such default and thereafter diligently pursue such action to completion, the Non-Defaulting Party shall have the right to terminate this Agreement by written notice to the Defaulting Party, without prejudice to any remedies at law or in equity which are available to the Non-Defaulting Party by reason of the Defaulting Party's default. Provided Operator is performing all of its obligations under this Agreement in accordance with the terms and conditions hereof, it shall not constitute an Event of Default if Operator falls to earn a bonus for any Project Year, so long as Operator shall pay Owner when due any associated liquidated damages required to be paid under Article VI hereof and promptly makes all corrections to the Facility as may be required hereunder. Notwithstanding anything stated herein, a good faith dispute with respect to the payment of any amount claimed to be due hereunder, for so long as such dispute remains unresolved and contested in good faith, shall not be considered an Event of Default.

         9.3 Termination for Insolvency. Subject to Article XII hereof, either party may terminate this Agreement by written notice to the other party if the other party (i) commences a proceeding under Federal or state bankruptcy, insolvency or reorganization law, or (ii) has such a proceeding filed against it and fails to have such proceeding stayed or vacated within sixty (60) days or upon the end of any such stay, fails to have such involuntary proceeding vacated within sixty (60) days thereafter, or (iii) admits the material allegations of any petition in bankruptcy filed against it, or (iv) is adjudged bankrupt, or
(v) makes a general assignment for the benefit of its creditors, or (vi) has a receiver appointed for all or a substantial portion of such party's assets which receiver is not discharged within sixty (60) days after his appointment. Any termination of this Agreement pursuant to this Section 9.3 shall be considered to be by reason of anticipatory breach of contract, and such termination shall be without prejudice to any rights the terminating party may have by reason of such anticipatory breach.

         9.4 Owner's Additional Remedies. After termination of this Agreement by Owner by written notice pursuant to Section 9.2 or 9.3 hereof, Owner may, in addition to its other rights hereunder, take possession of and utilize any materials, tools, equipment, manuals, records and other property of any kind furnished by Operator, paid for by Owner, and necessary or intended to be used to operate the Facility. Operator shall not be entitled to receive any further payments under this Agreement except for payments for services provided prior to termination of this Agreement. Operator and Owner shall continue to be bound by such provisions of this Agreement that shall survive the termination hereof. In addition, Operator shall remain liable for all liquidated damages hereunder which have accrued but have not yet been paid at the time of such termination.

         9.5 Transfer of Operations Upon Termination. Upon termination of this Agreement for any reason, Operator shall fully cooperate with Owner in the transfer of the performance of Operator's obligations hereunder to Owner or a third party designated by Owner. Without limiting the foregoing, Operator shall provide Owner and such third party with such information as may be reasonably necessary for the safe and proper operation and maintenance of the Facility. The parties acknowledge Owner's interest that the Facility be operated and maintained during the final Project Year of this Agreement or portion thereof, whether or not commensurate with the term hereof, to the same standards as it is operated and maintained throughout the term of this Agreement and that personnel of Owner have an opportunity to gain experience in the operation and maintenance of the Facility during such final Project Year. Accordingly, Operator agrees that Owner may send its personnel to the Facility during the final Project Year for the purposes of monitoring Operator's performance under the terms of this Agreement and gaining experience in operation and maintenance of the Facility, without charge to Owner (except for the cost of Owner's personnel), provided that Owner's personnel do not interfere with the continuing operation and maintenance of the Facility by Operator pursuant to the terms hereof. Owner, however, shall remain fully liable for the actions and inactions of its employees during such time period. Upon termination of this Agreement, Operator, to the extent permitted by law, shall assign to Owner any existing warranties obtained by Operator on the Facility or any portion thereof and shall, promptly deliver to Owner all copies of the Facility Data, drawings, books and originals or certified copies of all records relating to the operation and maintenance of the Facility that are required to be maintained by Operator hereunder as of the date of such termination.

         9.6 Condition of Facility Upon Termination. Upon expiration or termination of this Agreement, Operator shall leave the Facility in as good condition as on the Turnover Date, normal wear and tear excepted, and with the equivalent supply of Consumables (other than spare parts) and other operating items as were provided by Owner to Operator. All special tools, improvements, inventory of supplies, spare parts, safety equipment (as provided to or obtained by or provided by Operator during the term of this Agreement) and any other items furnished by Operator hereunder will be left at the Facility and will become or remain the property of Owner - without additional charge.

         9.7 Survival of Obligations. Termination of this Agreement for any reason shall not relieve Owner or Operator of any obligation accrued or accruing prior to such termination. Without limiting the generality of the foregoing, Owner and Operator shall continue to be bound by Section 6.4, Article VII, Sections 9.4, 9.5, 9.6 and 9.7, Article XIII, Article XVIII, Article XIX,
Article XXI, and such provisions shall survive the termination of this Agreement.

                                       X.
                                    INSURANCE

         10.1 Operator Insurance Coverage. Operator shall secure and maintain as a minimum during the term of this Agreement the following insurance:

         (a) Worker's Compensation, subject to statutory limits.

         (b) Employer's Liability, with limits as follows:

             (i) Bodily Injury by Accident - $1,000,000 per accident;

             (ii) Bodily Injury by Disease - $1,000,000 policy limit; and

             (iii) Bodily Injury by Disease - $ 1,000,000 per each employee.

         (c) Comprehensive (Business) Automobile Liability including automobile contractual liability endorsement in an amount equal to a "combined single limit" coverage for bodily injury and property damage limit of One Million and 00/100 Dollars ($1,000,000.00) per accident, in comprehensive form and covering hired, owned and non-owned vehicles, including, without limitation, vehicles leased by Operator from Owner. Such insurance shall name Owner and Lender as Additional Insureds.

         (d) Comprehensive (Commercial) General Liability Insurance in an amount equal to at least One Million and 00/100 Dollars ($1,000,000.00) per occurrence, "combined single limit" coverage. Such insurance shall contain such coverages as Operator normally maintains for its own protection to include Premises/Operations, Explosion, Collapse and Underground Hazards, Broad Form Contractual; Independent Contractors, Products/Completed Operations, Broad Form Property Damage (excluding care, custody and control), Personal Injury, Cross Liability including a Broad form Contractual endorsement to meet the liability assumed in Section 13.1 hereof. Such insurance shall name Owner and Lender as Additional Insureds.

         (e) Excess (or Umbrella) Liability insurance providing total or excess limits for, and following the form of; the policies referred to in Section 10.1(b), (c) and (d) so as to bring the total of each up to Twenty-five Million and 00/100 Dollars ($25,000,000.00) per occurrence, and in the annual aggregate where applicable. Such insurance shall name Owner and Lender as Additional Insureds.

         (f) Aircraft and Marine insurance should any aircraft or watercraft be used in the Work. Such insurance shall be at limits at least equal to those specified in Section 10.1(e) above. Such insurance shall name Owner and Lender as Additional Insureds.

         10.2 Owner Insurance Coverage. Owner shall secure and maintain during the term of this Agreement the following insurance:

         (a) Worker's Compensation, subject to statutory limits.

         (b) Employer's Liability, with limits as follows:

             (i)   Bodily Injury by Accident - $1,000,000 per accident;

             (ii)  Bodily Injury by Disease - $1,000,000 policy limit; and

             (iii) Bodily Injury by Disease - $1,000,000 per each employee.

         (c) Commercial General Liability Insurance covering legal liability of the insured for damage to property of third parties or bodily injury to third parties arising out of the ownership, operation and maintenance of the Facility, in an amount equal to One Million and 00/100 Dollars ($1,000,000.00) per occurrence, "combined single limit" property damage/bodily injury coverage. Such insurance policy shall be endorsed naming Lender as an Additional Insured and Operator as an Additional Insured in connection with claims arising out of or relating in any way to Operator's presence on the Site or for the Work to be performed pursuant to this Agreement only, and shall include Premises/Operations, Explosion, Collapse and Underground Hazards, Broad Form Contractual, Independent Contractors, Products/Completed Operations, Broad
Form Property Damage, Personal Injury, Cross Liability (Insured vs. Insured) and a Broad Form Named Insured endorsement; provided, however, if a claim is made under such insurance and the claim is not based upon the negligence or willful misconduct of Operator, then Operator acknowledges it shall have no right to any recovery with respect to such claim and, in furtherance thereof, Operator shall execute and deliver to Owner the appropriate waiver forms necessary for a check to be issued by the insurer solely in the name of Owner.

         (d) Excess (or Umbrella) Liability insurance providing total or excess limits for, and following the form of, the policies referred to in Section 10.2(b) and (c) so as to bring the total of each up to Twenty-five Million and 00/100 Dollars ($25,000,000.00) per occurrence, and in the annual aggregate where applicable. Such insurance policy shall be endorsed naming Lender as an Additional Insured and Operator as an Additional Insured in connection with claims arising out of or relating in any way to Operator's presence on the Site or for the Work to be performed pursuant to this Agreement only; provided, however, if a claim is made under such insurance and the claim is not based upon the negligence or willful misconduct of Operator, then Operator acknowledges it shall have no right to any recovery with respect to such claim and, in furtherance thereof; Operator shall execute and deliver to Owner the appropriate waiver forms necessary for check to be issued by the insurer solely in the name of Owner.

         (e) Property Insurance on an "All Risk" basis covering physical damage or loss to all real and personal property of Owner located at the Site and to off-premises electrical, gas, and steam transmission lines and facilities, and other equipment for which Owner has an insurable interest and in an amount not less than one hundred percent (100%) of the full replacement value of such property. Such coverage shall meet all requirements for property insurance set forth in the Related Agreements and shall name Lender as an Additional Named Insured.

         (f) Boiler and Machinery Insurance on the Facility for all insurable objects, including but not limited to pressure vessels, turbines and equipment, electrical generators, motors, air tanks, boilers, machinery, pressure piping or similar apparatus, on a comprehensive form in an amount not less than one hundred percent (100%) of the full replacement value of such property. Such insurance policy shall cover objects at all locations required to be insured under Section 10.2(e) above and shall name Lender and Operator as Additional Insureds. Owner shall have the right at any time, and from time to time, at Owner's sole option, to combine the Property Insurance and the Boiler and Machinery Insurance into a single policy. Owner shall be relieved of the obligation to renew the business interruption coverage under said Property Insurance and Boiler and Machinery Insurance in the event such business interruption coverage cannot be purchased at commercially reasonable rates.

         (g) Pollution Legal Liability Insurance for both gradual and sudden and accidental pollution, with limits in accordance with applicable New Jersey statutory requirements. Owner shall cause Operator to be named as a Named Insured on the policy. In the event that Owner is unable to obtain such coverage at reasonable rates, Owner may, at its sole option, demonstrate financial responsibility by any method permitted by applicable New Jersey statute. If Owner elects the above option, Owner shall so advise Operator thirty (30) days prior to the inception date of such change.

         10.3 Form and Content of Insurance. All policies, and binders with respect to insurance provided pursuant to this Article X shall be as follows:

         (a) Form of Policies. All insurance provided for hereunder shall be placed on forms reasonably acceptable to Owner, Operator, and Lender.

         (b) Insurance Companies. All insurance required hereunder shall be issued by and binding upon insurance companies reasonably acceptable to Owner, Operator and Lender that are licensed or authorized to do business in the State of New Jersey. Operator, at its option, may use Electric Insurance Company to provide coverage under Sections 10.1(a), 10.1(b) and 10.1(c) of this Agreement.

         (c) Additional Insureds shall include the officers, directors and employees of each entity so named as its interests may appear.

         (d) Severability. All liability insurance shall contain a severability of interest provision providing that, except with respect to the total limits of liability, the insurance shall apply to each Insured or Additional Insured in the same manner as if separate policies had been issued to each.

         (e) Non-Recourse. All insurance shall provide that there will be no recourse the Additional Insureds for the payment of premiums or commissions or (if such policies provide for the payment thereof) additional premiums or assessments.

         (f) Waiver of Subrogation. All insurance maintained by Operator and Owner hereunder except for the insurance required pursuant to Section 10.1(b) and (c) and Section 10.2(b) hereof shall provide for the waiver of any right of subrogation by the insurers thereunder against Owner, Operator and Lender and the officers, directors and employees, agents and representatives of each of them, and any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under such policy.

         (g) Notice of Cancellation. All insurance shall provide that it may not be canceled or materially changed without giving Owner, Operator, and Lender thirty (30) days prior written notification thereof; except in cases of non-payment of premium for which ten (10) days prior written notice shall be provided (unless longer notice period for non-payment is agreed to by the relevant insurer).

         (h) Breach of Warranty. The interest of any Insured or Additional Insured shall not be invalidated by any action or inaction of any of the other parties so named.

         10.4 Additional Requirements.

         (a) Certificates; Proof or Loss. Prior to the performance of any Work by Operator hereunder, each party shall furnish certificates of insurance to the other party evidencing the insurance required of such party pursuant to this Agreement. The party maintaining each policy hereunder shall make all proofs of loss under each such policy, and shall take all other action reasonably required to ensure collection from insurers for any loss under any such policy, except that Owner may require Operator to provide such proof of loss and take such other action on behalf of Owner in the case of the insurance maintained by Owner pursuant to Section 10.2(c), (d), (e) and (f). Operator shall provide Owner with copies of insurance policies obtained by it promptly upon Owner's request.

         (b) Insurance Report. Concurrently with the furnishing of the certification referred to in Section 10.4(a), Operator shall furnish Owner and Lender with an opinion of each insurance broker stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried and maintained with respect to the Facility is in accordance with the term of this Article. Furthermore, Operator shall cause each insurer or such broker to advise Owner and Lender in writing of any default in the payment of any premiums or any other act or omission on the part of Operator which might invalidate or render unenforceable, in whole or in part, any insurance provided hereunder. Owner may at its sole option obtain such insurance if not provided by Operator and, in such event, Operator shall reimburse Owner upon demand for the cost thereof.

         (c) Payment of Deductibles and Self-Insured Retention Amounts. Owner shall be responsible for deductibles or self-insured retention under all of the insurance policies required to be carried by Owner pursuant to Section 10.2 hereof, except in the event of loss or damage due to the negligence or willful misconduct of Operator, in which case Operator shall be liable proportionately to the extent of Operator's negligence or willful misconduct, for the deductibles and/or self-insured retention applicable to such insurance up to but not exceeding Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per occurrence. In addition, Operator shall be responsible for all deductibles and self-insured retention under other policies maintained by Operator. Owner may, in its sole discretion, change the deductibles or self-insured retention under any of the insurance policies that it is required to carry pursuant to Section
10.2 hereof and shall promptly give Operator written notice of any such change; provided, however, that Operator shall not be responsible for any deductibles or self-insured retention in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per occurrence.

         (d) Subcontractor Insurance. Operator shall require all subcontractors and suppliers to obtain, maintain, and keep in force, prior to entry on the Site and during the time in which they are engaged in performing services to be furnished by Operator adequate coverage in accordance with Operator's normal practice and shall provide Owner with current certificates of insurance evidencing such coverage.

         (e) Notification. Operator agrees to advise Owner as soon as practicable writing of any notice of claim to which insurance pursuant to this
Article X applies.

         (f) Step-in Rights. Should either party fail to provide or maintain any of the insurance policies required of it, the other party or any Lender shall have the right to provide and/or maintain such coverage at the other party's expense once the other party has had a reasonable time to cure.

         (g) Capitalized Terms. Capitalized terms used in this Article X and not otherwise defined in this Agreement shall have the meanings generally ascribed to them in the commercial insurance industry in the United States of America.

         (h) Disclosure. When requested, Operator agrees to make full disclosure to insurers of all material facts and circumstances as required by the terms of any insurance policy under which Operator is named as an Additional Insured.

                                       XI.
                                  NOTIFICATIONS

         Any notice to either party required or permitted hereunder shall be in writing and shall be given by (i) personal delivery, (ii) commercial courier
(iii) registered or certified U. S. mail, return receipt requested, postage prepaid, or (iv) facsimile if also given by personal delivery, commercial courier or registered or certified U.S. mail, return receipt requested, postage prepaid, within three (3) days after the facsimile transmission, all such notices to be addressed as follows:

                             If to Owner.

                                           JEDI Linden NB, L.L.C.
                                           Pennzoil Building - South Tower
                                           711 Louisiana
                                           32nd Floor
                                           Houston, TX 77002
                                           Attention: Mr. Robert J. Licato
                                           Facsimile: (713) 345-9705

                             with copy to:

                                           Enron North America Corp.
                                           1400 Smith Street
                                           Houston, TX 77002
                                           Attention: Ms. Lisa Mellencamp
                                           Facsimile: (713) 853-7986

                             If to Plant:

                                           East Coast Power L.L.C.
                                           c/o Bayway Refining Company
                                           Railroad and Chemical Avenue
                                           Linden, New Jersey 07036
                                           Attention: General Manager
                                           Facsimile: (908) 474-0801
                                           and

                                           East Coast Power, L.L.C.
                                           1095 Cranbury South River Rd.
                                           Jamesburg, New Jersey 08831
                                           Attention: Vice President, Operations
                                           Facsimile: (609) 409-9404

                              If to Operator:


                                            General Electric International, Inc.
                                            4200 Wildwood Parkway
                                            Atlanta, Georgia 30339
                                            Attention: Region Manager,
                                            Northeast Region
                                            Facsimile: (770) 859-7796

Notice by personal delivery shall be effective when made and notice by commercial courier or by mail shall be deemed effective upon receipt. A copy of each such notice shall, to the extent reasonably practicable, also be forwarded by telecopier.

                                      XII.
                           ASSIGNMENT; LENDERS RIGHTS

         12.1 Assignment. Neither Owner nor Operator may assign all or any part of their interests in this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, Owner may assign its rights under this Agreement (i) to any Affiliate of Owner and (ii) as security for the payment of any indebtedness payable or to become payable to any Lender. Operator may assign this Agreement to any Affiliate of Operator, provided however that Operator shall first deliver to Owner and any Lender a guarantee of such Affiliate's performance hereunder in form and substance acceptable to Owner and any Lender. In connection therewith, if requested by any Lender, Operator will execute an appropriate consent to any such assignment. Moreover, if requested by any Lender, Owner and Operator will execute a Recognition Agreement with Lender substantially in the form shown in Exhibit D attached hereto and made a part hereof for all purposes. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns to the extent that assignment is permitted under this Agreement.

         12.2 Lenders Rights. (a) Operator agrees that so long as any such assignment to any Lender or any Recognition Agreement with any Lender shall remain in effect or until written notice of satisfaction is given to Operator by such Lender, the following provisions will apply:

                  (1) except for the natural expiration of the term of this Agreement (after giving effect to any renewal terms), there shall be no modification of this Agreement without the prior written consent of Lender which consent shall not be unreasonably withheld;

                  (2) Operator will not terminate, cancel or surrender this Agreement by reason of Owner's default without giving any Lender the same notice and right to cure such default as Owner may have (plus an additional thirty (30) days); provided, that if the default is a non-monetary default and (i) is of such nature that it cannot be cured without first taking possession of the Facility or (ii) is of such nature that it is not susceptible of being cured by Lender, then Operator shall have no right to terminate this Agreement by reason of such default if and so long as Lender shall proceed diligently to attempt to obtain possession of the Facility or exercise its remedies pursuant to the financing agreements including possession by a receiver and upon obtaining such possession, Lender shall proceed diligently to cure such default if such default is susceptible of being cured by Lender;

                  (3) Operator will not terminate this Agreement by reason of Owner's default under Section 9.3 if a Lender has cured any monetary default and has diligently commenced and is diligently continuing to exercise its remedies under any of the financing agreements;

                  (4) Operator will deliver to any Lender a copy of each notice of default and notice of termination, extension or renewal at the same time that any such notice is delivered to Owner;

                  (5) upon instructions from any Lender, Operator will make any payments due to Owner hereunder in accordance with such instructions;

                  (6) if a Lender or a Permitted Transferee shall acquire title to or possession of the Facility or shall appoint a new managing general partner of Owner, then Operator shall accept performance from Lender or such Permitted Transferee so long as Lender or such Permitted Transferee shall have paid to Operator all costs and fees herein provided for, and then due and payable, and shall comply or cause Owner to comply with the other provisions of this Agreement. Upon acquiring title to or possession of the Facility, Lender shall have the same rights as Owner with respect to the availability and review of books and records of the Facility; and

                  (b) Lender, as such, shall not be deemed to assume the performance of any of the terms, covenants or conditions on the part of Owner to be performed hereunder, but the purchaser, assignee or transferee of this Agreement under any instrument of sale, assignment or transfer pursuant to or in connection with any proceedings for the foreclosure of any leasehold mortgage affecting the Facility shall be deemed to be an assignee or transferee within the meaning of this Agreement, and shall be deemed to have agreed to perform all of the terms, covenants and conditions on the part of Owner to be performed hereunder from and after the date of such purchase and assignment, but only for so long as such purchaser or assignee is the owner of such leasehold estate.

                  (c) Notwithstanding any other provisions of this Agreement, any sale, transfer, or assignment of this Agreement to Lender or a Permitted Transferee pursuant to or in connection with (1) any proceedings for the foreclosure of any leasehold mortgage affecting the Facility or (2) the exercise by Leader of any other remedies under any of the financing agreements shall be deemed to be a permitted sale, transfer or assignment of this Agreement.

                  (d) Any Lender or any Permitted Transferee may sell, assign or transfer this Agreement to a Permitted Transferee; provided, however, that such Lender or Permitted Transferee shall remain liable hereunder for the obligations, if any, incurred by it prior to the sale, assignment or transfer.

         12.3 Estoppel Certificate. Operator shall, without charge, at any time and from time to time hereafter, but not more frequently than twice in any one-year period (or more frequently if such request is made in connection with any sale or mortgaging of Owner's leasehold interest), within thirty (30) days after written request of Owner, certify by written instrument duly executed and acknowledged to any Lender or Permitted Transferee or any other person, firm or corporation specified in such request: (a) as to whether this Agreement has been supplemented or amended, and if so, the substance of such supplement or amendment; (b) as to the validity and force and effect of Agreement; (c) as to the existence of any Event of Default hereunder; (d) as to the existence of any offsets, counterclaims or defenses hereto on the part of Owner; and (e) as to any other matters as may be reasonably so requested. Any such certificate may be relied upon by Owner and any other person, firm or corporation to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on Operator.

         12.4 Legal Opinion. Incident to the execution of this Agreement, if requested by Owner, Operator shall furnish to Owner and any Lender or Permitted Transferee an opinion of counsel to Operator with respect to the enforceability of this Agreement against Operator and covering such other matters as may be reasonably requested by Owner.

                                     XIII.
                                 INDEMNIFICATION

         13.1 Operator Indemnity. Operator shall indemnify, defend and hold harmless Owner, Lender, Exxon, Bayway and their respective Affiliates, and partners, joint venturers, officers, agents, employees, successors and assigns (collectively, the "Owner Indemnitees") from and against any and all suits, actions, legal or administrative proceedings, claims, demands, penalties, costs and expenses (including attorneys' fees, court costs and all costs or expenses related to environmental clean-up, containment, remediation or removal of hazardous waste or pollution to property of third parties) of any nature for personal injury or death or physical damage to property of any third party (including employees of Operator and its subcontractors) arising out of or resulting from the performance or non-performance of the Work or any other activities on or about the Site or other locations where the Work is performed to the extent that the same is caused by any negligent act or negligent omission of, or willful misconduct or intentional act by, Operator or its subcontractors or suppliers, or anyone employed by any of them or anyone for whose acts any of them my be liable, unless solely caused by the negligence of any of the Owner Indemnitees. In the event that such damage or injury is caused by the joint or concurrent negligence of Owner, its employees, subcontractors (other than subcontractors of Operator) or agents, the loss shall be borne by Operator and Owner proportionately to their degree of fault. In the event Operator shall be liable for any loss, costs and expenses pursuant to this Section 13.1, the proceeds of the insurance policies referred to in Section 10.2(c) and (d) shall first apply, other than as stipulated therein, to the loss, costs and expenses. If such proceeds are insufficient to cover all such loss, costs and expenses, Operator shall be liable for and shall pay for all sums in excess of such insurance proceeds; provided, however, in the event that such loss, costs and expenses are caused by the joint or concurrent negligence of Owner, its employees, subcontractors (other than subcontractors of Operator) or agents, the loss, costs and expenses shall be borne by Operator and Owner proportionately to their degree of fault. Notwithstanding anything herein to the contrary, in the event of loss or damage due to the negligence or willful misconduct of Operator, Operator shall be liable, proportionately to the extent of Operator's negligence or willful misconduct, for the deductibles, self-insured retention and waiting period deductibles applicable to the insurance policies required to be carried by Owner pursuant to Section 10.2 hereof.

         13.2 Owner Indemnity. Owner shall indemnify, defend and hold harmless Operator and its Affiliates and partners, joint venturers, officers, agents, employees, successors, and assigns (collectively, the "Operator Indemnitees") from and against any and all suits, actions, legal or administrative proceedings, claims, demands, penalties, costs, and expenses (including attorneys' fees, court costs and all costs or expenses related to environmental cleanup, containment, remediation or removal of hazardous waste or pollution to property of third parties) of any nature for personal injury or death physical damage to property of any third party (including employees of Owner and its subcontractors) arising out of or resulting from the performance or non-performance of Owner of its obligations hereunder or any of Owner's activities on or about the Site or other location where Owner is to perform its obligations hereunder to the extent that the same is caused by any negligent act or negligent omission of, or willful misconduct or intentional act by, Owner, its subcontractors (other than subcontractors of Operator) or suppliers (other than suppliers of Operator), or anyone employed by any of them, or anyone for whose acts any of them may be liable, unless solely caused by the negligence of any of the Operator Indemnitees. In the event that such damage or injury is caused by the joint or concurrent negligence of Operator or its employees, contractors, subcontractors or agents, the loss shall be borne by Operator and Owner proportionately to their degree of fault.

         13.3 No Limitation. In any and all claim against any of the Owner Indemnitees by any employee of Operator, any of Operator's subcontractors or suppliers, or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under
Section 13.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Operator or any of its subcontractors or suppliers under workers' or workmen's compensation acts, disability benefit acts or other employee benefits acts, nor by the provision by Operator of any insurance required to be provided under this Agreement.

                                      XIV
                         REPRESENTATIONS AND WARRANTIES

         14.1 Representations and Warranties of Owner. Owner hereby represents and warrants to Operator as follows:

             (a) Owner is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware and is qualified to do business in the State of New Jersey.

             (b) Owner possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

             (c) Owner's execution, delivery, and performance of Agreement have been duly authorized, and Agreement has been duly executed and delivered and constitutes Owner's legal, valid, and binding obligation, enforceable against Owner in accordance with its terms, except as may be limited by bankruptcy, insolvency and other legal principles pertaining to creditor's rights.

             (d) No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to Owner's knowledge, threatened against Owner that would affect the validity or enforceability of Agreement or the ability of Owner to fulfill its obligations and commitments hereunder.

             (e) No material consents or approvals are required in connection with the execution, delivery and performance by Owner of this Agreement.

             (f) The execution, delivery and performance by Owner of this Agreement will not (i) violate any law, rule or regulation applicable to Owner,
(ii) result in any breach of, or constitute any default under, any contractual obligation of Owner, or (iii) result in, or require, the creation or imposition of any Lien or other encumbrance on any of the properties or revenues of Owner.

         14.2 Representations and Warranties of Operator. Operator hereby represents and warrants to Owner as follows:

             (a) Operator is a corporation duly organized and existing in good standing under the laws of the State of New York and is qualified to do business in the State of New Jersey.

             (b) Operator possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

             (c) Operator's execution, delivery, and performance of this Agreement have been duly authorized, and this Agreement has been duly executed and delivered and constitutes Operator's legal, valid, and binding obligation, enforceable against Operator in accordance with its terms, except as may be limited by bankruptcy, insolvency and other legal principles pertaining to creditors' rights.

             (d) No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to Operator's knowledge, threatened against Operator that would affect the validity or enforceability of this Agreement or the ability of Operator to fulfill its obligations and commitments hereunder.

                                       XV.
                           BOOKS, RECORDS AND REPORTS

         15.1 Books and Records. Operator shall maintain books and records at the Site reflecting solely transactions arising from the operation and maintenance of the Facility pursuant to the terms of this Agreement, including, without limitation, accounting, bookkeeping and administrative reports relating to Facility performance data, the accrual and payment of items constituting operating expenses and Reimbursable Costs, and the payment of all O&M Fees and other monies to Operator. Such books and records shall (a) reflect only transactions in connection with the Facility, (b) be kept physically apart from any other books and records maintained by Operator for whatever purpose, and (c) be available to Owner upon Owner's request for examination or copying during the normal business hours of Operator. Operator shall cooperate with Owner's accountant in the event Owner requests such accountant to conduct a financial audit of the services provided by Operator hereunder. If such audit reveals errors in the calculation of any amounts paid by Owner, Operator shall promptly reimburse Owner for any amounts improperly paid by Owner or Owner shall promptly reimburse Operator for any amounts not paid by Owner, as the case may be. Furthermore, if such audit reveals errors of more than two percent (2%) in the calculation of Reimbursable Costs during any given month, then Operator shall pay to Owner the cost of the audit. At the termination of this Agreement, Operator shall furnish to Owner one copy of each report previously delivered to Owner pursuant to Section 15.2 hereof, and one copy of such other books and records which (i) relate to the Facility, and (ii) Operator maintains at the time of such termination in the normal course of its record keeping under this Article XV.

         15.2 Reports. In addition to any other report required to be made by Operator pursuant to the terms of this Agreement, Operator shall furnish to Owner all such reports concerning the operation and maintenance of the Facility, including any reports which may be required under the Related Agreements and as may be required by the Lender. Operator shall provide such reports in the manner and at the times as may be required under the Related Agreements or by the Lender.

                                      XVI.
                                  FORCE MAJEURE

         16.1 Force Majeure. Neither party shall be responsible or liable for or deemed in breach hereof because of any delay in the performance of their respective obligations hereunder due to circumstances beyond the reasonable control of the party experiencing such delay, including but not limited to acts of God; unusually severe weather conditions; strikes or other labor difficulties (except that Operator's performance shall not be excused by strikes persons employed directly by Operator at the Site or by strikes limited to the Site); war; riots; requirements, actions or failures to act on the part of governmental authorities preventing performance; inability despite due diligence to obtain required licenses, permits or governmental approvals; accidents; fire; damage to or breakdown of necessary facilities; transportation delays or accidents; failure or refusal of Refinery or PJM to accept deliveries of Electricity under the Energy Services Agreement; or unavailability of Fuel (such causes hereinafter called "Force Majeure"); provided that the non-performing party is materially and adversely affected by the event of Force Majeure and:

             (a) The non-performing party gives the other party, as soon as reasonably practicable but in any event within forty-eight (48) hours of such Force Majeure occurrence, written notice describing the particulars of the occurrence;

             (b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

             (c) The non-performing party uses its best efforts to mitigate the effects of the Force Majeure and remedy its inability to perform;

             (d) When the non-performing party is able to resume performance of its obligations under this Agreement, that party shall give the other party written notice to that effect; and

             (e) The Force Majeure was not caused by or connected with any negligent or intentional acts, errors, or omissions, or failure by the non-performing party to comply with any applicable law, rule, regulation, order, or ordinance or for any breach or default of this Agreement.

The term Force Majeure does not include changes in market conditions or governmental action, that affect the cost of Owner's supply of Fuel or any alternative supplies of Fuel or the demand for Owner's products.

         16.2 Effect of Force Majeure. If after an event of Force Majeure that has caused Operator to suspend or delay performance of the Work hereunder, Operator has failed to take such action as Operator could lawfully and reasonably initiate to remove or relieve either such event of Force Majeure or its direct or indirect effects, Owner may in its sole discretion, at Operator's expense initiate such reasonable measures as will be design to remove or relieve such event of Force Majeure or its direct or indirect effects and thereafter require Operator to resume full or partial performance of the Work hereunder.

         16.3 Extended Force Majeure. In the event an event of Force Majeure hereunder or under any of the Related Agreements continues for thirty (30) days or more, then Owner shall have the right, upon delivery of thirty (30) days advance written notice to Operator, to cause Operator to de-mobilize, and effective thirty (30) days after Operator's receipt of such notice, Owner shall be permanently relieved of the obligation to make payment of the O&M Fee to Operator for those months during such extended event of Force Majeure that Operator is de-mobilized. Owner shall pay all costs and expenses incurred in connection with de-mobilization and re-mobilization to the extent such costs and expenses are approved in writing by Owner. In addition, if such de-mobilization continues for a period of one hundred eighty (180) or more consecutive days then Owner may terminate Agreement by delivering written notice of termination to Operator, such termination to be effective no earlier than thirty (30) days after Operator's receipt of such notice.

         16.4 Payments to Operator During an Event of Force Majeure. During the continuance of an event of Force Majeure, Owner's obligation to make payments to Operator for the O&M Fee and the AFAA shall be limited to the net income (including insurance proceeds) derived from the Facility; provided, however, (i) after the event of Force Majeure terminates, Owner shall bring current the payment of all O&M Fees and AFAA (which are unpaid and accrued during the event of Force Majeure) to Operator at such time as there is sufficient net income from the Facility to make such payments and (ii) any such delayed payments of the O&M Fee and the AFAA shall accrue interest at the rate of interest announced by The Chase Manhattan Bank, N.A., from time to time, at its principal office located at 1 Chase Manhattan Plaza, New York, New York 10081 (or any successor financial institution), as its prime commercial lending rate; provided, however, Operator shall not be entitled to any O&M Fees for those periods in which Operator was de-mobilized pursuant to Section 16.3 hereof. Owner's obligations under this Section 16.4 shall survive the termination or expiration of this Agreement.

                                     XVII.
                             LIMITATION OF LIABILITY

         17.1 Operator

             (a) In no event, whether in tort, negligence, strict liability, breach of contract, warranty or otherwise, shall Operator's total liability hereunder to Owner exceed (a) in any Project Year, One Million and 00/100 Dollars ($1,000,000.00) and (b) over the term of this Agreement, a total aggregate amount of Three Million and 00/100 Dollars ($3,000,000.00); provided, however, that the foregoing limitation on liability shall not apply to any liability of Operator to Owner (i) resulting from willful misconduct or intentional tortious acts by Operator or (ii) otherwise covered by the insurance policies required to be maintained by Operator pursuant to Section 10.1 hereof up to the minimum amounts therein stated. Notwithstanding anything contained herein to the contrary, in no event, whether in tort, negligence, strict liability, breach of contract, warranty, indemnity or otherwise, shall Operator be liable to Owner for special, incidental, exemplary or consequential damages, including but not limited to, loss of profits or revenues.

             (b) This Section 17.1 shall apply to Operator's total liability to Owner to the extent it is determined to arise solely out of Operator's performance of its obligations under this Agreement and shall not modify or alter in any way Operator's total liability to the owner of the Existing Plant pursuant to the Existing Plant O&M Agreement. Should any claim concerning Operator's total liability to Owner or to the owner of the Existing Plant pursuant to the Existing Plant O&M Agreement result in a dispute among Operator, and Owner or the owner of the Existing Plant or both, as to whether said claim arises pursuant to this Agreement or the Existing Plant O&M Agreement, such disputed claim shall be resolved pursuant to the limits upon Operator's total liability to the owner of the Existing Plant pursuant to the Existing Plant O&M Agreement unless such disputed claim has been resolved on the basis that Operator's liability arises solely out of Operator's performance of its obligations under this Agreement; provided, however, that in no event shall Operator's total liability to the owner of the Existing Plant or Owner exceed in the aggregate the sum of Operator's total liability pursuant to this Agreement and the Existing O&M Agreement.

         17.2 Owner. In no event, whether in tort, negligence, strict liability, breach of contract, warranty or otherwise, shall Owner's total liability hereunder to Operator exceed (a) in any Project Year, One Million and 00/100 Dollars ($1,000,000.00) and (b) over the term of this Agreement, a total aggregate amount of Three Million and 00/100 Dollars ($3,000,000.00); provided, however, that the foregoing limitation on liability shall not apply to any liability of Owner to Operator (i) resulting from willful misconduct or intentional tortious acts by Owner, or (ii) otherwise covered by the insurance policies required to be maintained by Owner pursuant to Section 10.2 hereof up to the minimum amounts therein stated or (iii) Owner's obligations to make payments to Operator as specified in Article V. Notwithstanding anything contained herein to the contrary, in no event, whether in tort, negligence, strict liability, breach of contract, warranty, indemnity or otherwise, shall Owner be liable to Operator for special, incidental, exemplary or consequential damages, including but not limited to, loss of profits or revenues, except Owner shall indemnify Operator against claims from Owner's customers for special, incidental, exemplary or consequential damages up to, but not in excess of a total aggregate amount of Three Million and 00/100 Dollars ($3,000,000.00) over the term of Agreement.

                                     XVIII.
                             RESOLUTION OF DISPUTES

         18.1 Resolution by Parties

             (a) In the event that a dispute arises hereunder between the parties, the parties shall attempt in good faith to settle such dispute by mutual discussions within thirty (30) days after the date that a party gives written notice of the dispute to the other party; provided, however, that if the dispute involves the amount of an invoice and after ten (10) days of mutual discussion either party believes in good faith that further discussion will not resolve the dispute to its satisfaction, such party may immediately refer the matter to the expert for consideration pursuant to Section 18.2 hereof.

             (b) In the event that the dispute is not resolved in accordance with Section 18.1(a) hereof, either party may refer the dispute to the chief executive officers or chief operating officers of the respective parties for further consideration. In the event that such individuals are unable to reach agreement within fifteen (15) days, or such longer period as they may agree, either party may refer the matter to an expert in accordance with Section 18.2 hereof.

         18.2 Mediation by Expert

             (a) In the event that the parties are unable to resolve a dispute in accordance with Section 18.1 hereof, then either party, in accordance with this Section 18.2, may refer the dispute to an expert for consideration of the dispute and to obtain a recommendation from the expert as to the resolution of the dispute; provided, however, that with respect to disputes that involve the amount of an invoice, either party may before any such dispute arises require that an expert be appointed in accordance with the provisions of Section 18.2(b) hereof and shall nominate a person it proposes to be the expert. Such an expert shall have responsibility for considering all disputes that involve the amount of invoices until replaced in accordance with the provisions of Section 18.2(b) hereof.

             (b) The party initiating submission of the dispute to the expert shall provide the other party with a notice stating that it is submitting the dispute to an expert and nominating the person it proposes to be the expert. The other party shall, within fifteen (15) days of receiving such notice, notify the initiating party whether such person is acceptable. If the party receiving such notice fails to respond or notifies the initiating party that the person is not acceptable, the parties shall meet and discuss in good faith for a period of ten
(10) days to agree upon a person to be the expert. If the parties are unable to agree, the responding party shall by the end of such ten (10) day period nominate a person to be an expert, whereupon the two nominated experts shall meet and agree upon a third person who shall be the expert. Should an expert die, resign, refuse to act or become incapable of performing his or her functions, the vacancy shall be filled by the method by which the expert was originally appointed.

         (c) (i) Consideration of the dispute by an expert shall be initiated by the party who is seeking consideration of the dispute by the expert submitting to both the expert and the other party written materials setting forth:

                  (A) a description of the dispute;

                  (B) a statement of the party's position; and

                  (C) copies of records supporting the party's position.

                  (ii) Within ten (10) days of the date that a party has submitted the materials described in Section 18.2(c)(i) hereof, the other party may submit to the expert:

                  (A) description of the dispute;

                  (B) a statement of the party's position; and

                  (C) copies of any records supporting the party's position.

         The expert shall consider any such information submitted by the responding party within the period provided in Section 18.2(b)(C) hereof and, in the expert's discretion, may consider any additional information submitted by either party at a later date.

         (d) The parties shall not be entitled to apply for discovery of documents, but shall be entitled to have access to the other party's relevant records and to receive copies of the records submitted by the other party.

         (e) Each party shall designate one person knowledgeable about the issues in dispute who shall be available to the expert to answer questions and provide any additional information requested by the expert. Except for such person, a party shall not be required to, but may, provide oral statements or presentations to the expert or make any particular individuals available to the expert.

         (f) Except as provided in Section 18.2(h) hereof with respect to the payment of costs, the proceedings shall be without prejudice to any party and any evidence given or statements made in the course of this process may not be used against a party in any other proceedings. The process shall not be regarded as an arbitration and the laws relating to commercial arbitration shall not apply. Unless the parties agree in writing signed by both parties at the time the expert is selected that the decision of the expert will be binding, the determination of the expert shall not be binding.

         (g) When consideration of the dispute by an expert is initiated, the expert shall be requested to provide a recommendation within fifteen (15) days after the ten (10) day response period provided in Section 18.2(b)(C) above has run. If the expert's recommendation is given within such fifteen (15) day period, or if the expert's recommendation is given at a later time and neither party has at such time initiated any other proceeding concerning the dispute, the parties shall review and discuss the recommendation with each other in good faith for a period of ten (10) days following delivery of the recommendation before proceeding with any other actions.

         (h) If a party does not accept the recommendation of the expert with respect to the dispute, it may initiate arbitration proceedings in accordance with Section 18.3 hereof, provided, however, that prior to initiating the arbitration proceedings it shall have paid all costs of the expert (including the reimbursement of any costs paid to the expert by the other party) and all out-of-pocket costs of the other party. Similarly if the expert has not submitted its recommendation within the time period provided in Section 18.2(g) hereof a party may initiate arbitration proceedings in accordance with Section
18.3 hereof, provided that prior to initiating the arbitration proceedings it shall have paid all costs of the expert (including the reimbursement of any costs paid to the expert by the other party).

         (i) Except as provided in Section 18.2(h) hereof, the costs of engaging an expert shall be borne equally the parties and each party shall bear its own costs in preparing materials for, and making presentations to, the expert.

         (j) Without prejudice to the parties' rights to initiate arbitration proceedings following the recommendation of the expert in accordance with
Section 18.2(h), the parties shall act in accordance with the recommendation of the expert until resolution of the dispute by arbitration.

         18.3 Arbitration. In the event a dispute arises between Owner and Operator which is not resolved pursuant to Section 18.1 or 18.2 hereof, as applicable, each party, as its sole remedy, other than mediation pursuant to the terms of Section 18.2 hereof, for resolution of such dispute, shall have the right to pursue arbitration pursuant to the terms hereof. All claims, disputes, and other matters in question arising out of or relating to this Agreement or the breach thereof and which are resolved by arbitration shall be decided by arbitrators selected as hereinafter provided and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise. The resolution of such disputes shall not delay Operator's performance of its undisputed obligations under the terms of this Agreement nor Owner's payment to Operator for such Work. The arbitration shall be held in New York, New York, and any arbitration demand must be filed with the American Arbitration Association office located closest to New York, New York. If the claim or defense of either party was without merit the arbitrators may require that the party at fault pay or reimburse the other party for (i) fees and expenses, including, attorneys and expert fees and expenses, and (ii) reasonable out of pocket expenses incurred by the other party in connection with the arbitration proceedings.

         18.4 Selection of Arbitrators. Each dispute shall be submitted to three
(3) arbitrators, one (1) arbitrator being selected by Owner, one (1) arbitrator being selected by Operator, and the third arbitrator being selected by the two
(2) so selected. The party initiating the arbitration shall include in its notification under Section 18.5 below the designation of its selected arbitrator and the party receiving such notification shall designate its arbitrator within fifteen (15) days thereafter and notify the initiating party and its arbitrator of the selection. If the arbitrators selected by Owner and Operator cannot agree on a third arbitrator within fifteen (15) days after the second arbitrator is selected, the third arbitrator shall be selected by the American

Arbitration Association. In the event the party receiving notification of a demand for arbitration shall not have selected its arbitrator and given notice thereof to the other party and its arbitrator within fifteen (15) days after receiving such notification, such arbitrator shall be selected by the American Arbitration Association. Should a vacancy arise because any arbitrator dies, resigns, refuses to act or in the opinion of his fellow arbitrators becomes incapable of performing his or her functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.

         18.5 Notice. Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question; provided, however, any claims asserted by Owner with respect to a breach of the warranty set forth in Section VII hereof shall be made within one (1) year after the termination of this Agreement.

         18.6 Award. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         18.7 Survival. This Article XVIII shall survive termination of this Agreement.

                                      XIX.
                    CONFIDENTIALITY AND INTELLECTUAL PROPERTY

         19.1 Confidential Information. Operator agrees to keep confidential and not to disclose to any person for use for any purpose other than the performance of the Work any written or other tangible information which is marked or designated by Owner as confidential or proprietary (including documents, computer records, specifications, formulae, evaluations, methods, processes, technical descriptions, reports and other data, records and information) provided to or created or acquired by Operator solely in the course of the performance of the Work (collectively, "Owner Confidential Information"). Owner agrees to keep confidential and not to disclose to any person for use for any purpose other than in connection with Owners ownership of the Facility any written or other tangible information which is marked or designated by Operator as confidential or proprietary (including documents, computer records, specifications, formulae, evaluations, methods, processes, technical descriptions, reports and other data, records and information) provided to it by Operator, but not provided to or created or acquired by Operator solely in the course of the performance of the Work (collectively, "Operator Confidential Information", and together with the Owner Confidential Information, the "Confidential Information"). Notwithstanding the foregoing, Operator and Owner shall be entitled to disclose Owner Confidential Information or Operator Confidential Information, as the case may be:

         (i) to its respective directors, officers, employees, subcontractors, agents or professional advisors to the extent necessary for performance of its obligations under this Agreement or to its auditors for the purposes of any audit of its accounts, provided that it first obtains from any such person or entity to whom the disclosure is to be made an agreement of confidentiality in favor of the other party with respect to the Confidential Information in question substantially on the terms of this Article XIX; provided, however, in the case of employees, the party desiring to disclose Confidential Information need not obtain a confidentiality agreement from such employees, but shall make such employees aware of, and require that such employees comply with, the confidentiality obligations contained herein;

         (ii) when required to do so by law or by or pursuant to the rules of any order having the force of law of any court, association or agency of competent jurisdiction or any governmental agency, provided that the party seeking to disclose Confidential Information first informs the other party of its intent to disclose such Confidential Information so that such other party can seek a protective order or other equitable relief to prevent disclosure of such Confidential Information;

         (iii) to the extent that the Confidential Information has, except as a result of breach of confidentiality by a party, become publicly available or generally known to the public at the time of such disclosure;

         (iv) to the extent that a party has acquired the Confidential Information from a third party who is not in breach of any obligation as to confidentiality;

         (v) to the extent that the Confidential Information has been independently developed by employees who have not had access to the Confidential Information of the other party; or

         (vi) to any person with the prior written consent of the other party.

         19.2 Return of Confidential Information. Upon termination of this Agreement, Operator shall return to Owner the Owner Confidential Information (including all copies thereof) within its possession or control and Owner shall return to Operator the Operator Confidential Information (including all copies thereof) within its possession or control.

         19.3 Continuation of Confidentiality Obligations. The obligations under this Article XIX shall continue for a period of three (3) years following the termination of this Agreement.

         19.4 Ownership of Confidentiality Information. All Owner Confidential Information shall be and shall remain the property of Owner and all Operator Confidential Information shall be and shall remain the property of Operator.

         19.5 Intellectual Property.

         (a) All of Owner's intellectual property rights shall remain the property of Owner, but Owner hereby grants to Operator an irrevocable, non-exclusive, royalty-free, non-transferable license to use such intellectual property to the extent that Operator requires use of such intellectual property in connection with the performance of the Work during the term of this Agreement.

         (b) Operator hereby grants to Owner a non-exclusive, royalty-free license to use any intellectual property rights owned by Operator located on Site and required in connection with the operation of the Facility for a period of not more than one (1) year after the termination of this Agreement at which time Operator may request that Owner return such intellectual property. Such license shall be non-transferable and limited for the use and benefit of the Facility, except that Owner may assign the benefit of such license to Lender. Owner shall at all times be entitled to retain all documents, operating procedures, data and computer software specifically developed for the safe and efficient operation of the Facility.

         (c) Before entering into an agreement with a third party relating to the supply of material specifically created by such third party for the Facility, Operator shall request that such third party grant licenses to Operator and Owner (with rights to Owner to assign or sub-license to any person appointed operator of the Facility) to use all intellectual property rights which arise in connection with such materials. In addition, Operator shall use reasonable efforts to procure that intellectual property rights owned or developed by third parties and used by Operator in connection with the Facility be licensed either to both Operator and Owner or (ii) to Operator solely, but with rights to sub-license such intellectual property rights to Owner.

         (d) Owner shall have the right either to (i) assign all sub-licenses of intellectual property rights granted to it or (ii) grant sub-licenses to any new operator of the Facility in respect of intellectual property in respect of which a sub-license has been granted to Owner; provided, however, any such sub-licenses shall limit the use of intellectual property for the benefit of the Facility.

                                       XX.
                          HAZARDOUS MATERIALS HANDLING

         Owner shall be responsible for the proper off-Site transportation, storage (if applicable) and disposal of Hazardous Materials produced, generated or otherwise encountered on the Site during the operation and maintenance of the Facility. With respect to the transportation, off-Site storage and disposal of Hazardous Materials, Operator shall assist in the preparation of purchase orders and manifests directed to transportation, storage and disposal suppliers selected by Owner. Operator shall assist Owner in identifying possible licensed and qualified suppliers for suitable transportation, storage (if applicable) and disposal of Hazardous Materials, provided, however, that determination of the acceptability of such suppliers shall be the sole responsibility of Owner. Prior to issuance, such purchase orders and manifests shall be submitted to Owner for review and approval. Such supplier invoices shall be forwarded to Owner for payment. Prior to the timely removal of Hazardous Materials by Owner from and off the Site, Operator shall, in accordance with applicable law, utilizing the facilities, equipment and systems provided by Owner for such purposes, properly handle and store on the Site, Hazardous Materials produced or generated during the operation and maintenance of the Facility. Neither Owner nor Operator shall introduce new Hazardous Materials to the Site after the execution of this Agreement without notice to the other party.

                                      XXI.
                                  MISCELLANEOUS

         21.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws principles thereof.

         21.2 Severability. Every provision of this Agreement is intended to be severable such that if any term or provision hereof is illegal or invalid for any reason, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

         21.3 Entire Agreement. This Agreement constitutes the entire agreement between Owner and Operator relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements and understandings not incorporated herein by reference thereto, whether written or oral, and sets forth all the representations, covenants and warranties upon which Owner and Operator rely in entering into this Agreement.

         21.4 Amendments. No amendment or modification hereof shall be valid or binding upon the parties hereto unless evidenced in writing and signed by a duly authorized representative of Owner and Operator and consented to by any Lender.

         21.5 Waiver. No failure by Owner to insist upon the strict performance of any term, covenant or condition of this Agreement, or to exercise any right or remedy upon breach of any provision, and no acceptance of payment or performance during the continuation of any such breach, shall constitute a waiver of any term, covenant or condition herein or a waiver of any subsequent breach or default in the performance of any term, covenant or condition herein.

         21.6 Original and Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same instrument.

         21.7 Independent Contractor. Operator shall perform its duties and obligations hereunder as an independent contractor, and nothing contained herein shall be deemed to create a relationship of employer/employee, master/servant, agency (except, as otherwise expressly set forth herein), partnership or joint venture.

         21.8 Limited Recourse. Any claim against Owner that may arise under this Agreement shall be made only against and shall be limited to the assets of Owner, and no judgment, order or execution entered in any suit, action or proceeding thereon shall be obtained or enforced against any partner or joint venturer of Owner or the assets of such partner or joint venturer or any incorporator, shareholder or other equity holder, employee, officer or director thereof whether acting individually or in a representative capacity hereunder or in connection with the ownership, operation or maintenance of the Facility (or, in the case of such partners or joint venturers that are partnerships, of any partner thereof), or against any direct or indirect parent corporation or affiliate or any incorporator, shareholder or other equity holder, employee, officer or director of any thereof, whether acting individually or in a representative capacity hereunder or in connection with the ownership, operation or maintenance of the Facility, for the purpose of obtaining satisfaction of any payment of any amount owing under this Agreement.

         21.9 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

         21.10 Exhibits. All Exhibits referenced in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement.

         21.11 Effectiveness of Agreement. This Agreement shall become effective upon its execution.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date and year first above written.


                                    JEDI LINDEN NB, L.L.C.

                                    By: /s/ ROBERT J. LICATO
                                       -----------------------------------------
                                    Name: Robert J. Licato
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------

                                                                         "OWNER"
                                                                     [ILLEGIBLE]

                                    GENERAL ELECTRIC INTERNATIONAL, INC.

                                    By: /s/ [ILLEGIBLE]
                                       -----------------------------------------
                                    Name: [ILLEGIBLE]
                                         ---------------------------------------
                                    Title: GM
                                          --------------------------------------

                                                                      "OPERATOR"

                                    EXHIBIT A

                            MONTHLY O&M REPORT FORMAT

OVERVIEW

         Summary of Facility operation for the period and foreseeable future.

PRODUCTION SUMMARY (BUDGETED vs. ACTUAL)

         -        Gross Electrical Generation (kilowatt hours)

         -        Net Electrical Generation (kilowatt hours)

         -        Effective Capacity

         -        Supplementary Outside Electrical Usage (and Level of Demand
                  Charges)

         -        Fuel Received (Amount and Type)

         -        Fuel Used (Amount and Type)

         -        Gross Facility Heat Rate

         -        Net Facility Heat Rate

         -        Steam Produced for Export

         - Miscellaneous Consumable Usage (i.e., water treatment chemicals, boiler chemicals, wastewater treatment chemicals, lubricants, etc.)

         -        Wastewater Produced

         -        Make-up Water Used

         -        Number and Duration of Start-ups

BUDGET

         - Reasonable Itemization of all Costs (by budgetary category, if appropriate) which up operating expenses and the Reimbursable Costs associated therewith.

         - Comparison of the current total of Project Year operating expenses and the Reimbursable Costs associated therewith with the Approved Operating Budget.

         - Provide a reasonably detailed explanation of any material deviations or discrepancies between the costs and expenses actually incurred by Operator during the preceding month and the costs and expenses projected to be incurred by Operator during such month as set forth in the approved Operating Budget.

PERSONNEL

         -        Staff

                  --       Salaried

                  --       Hourly

                  --       Turnover

         -        Contract Personnel

SAFETY RECORD AND TRADING

         -        Summary of Safety Training Performed vs. Anticipated

         -        Description of Safety Record, including

                  --       OSHA Reportable Accidents

                  --       Lost Time Accidents

         -        Summary of Operator Training Performed vs. Anticipated

AVAILABILITY SUMMARY (SUGGEST GADS(1) METHOD)

         - Major Facility Systems (i.e., Combustion Turbine Generators, Heat Recovery Steam Generators, Condensate, and Feedwater)

                  --       Daily Availability for Period

                  --       Reason for Downtime

         -        Capacity Factor for Period

         -        Forecast for Next Three Months

                  --       Capacity Factor

                  --       Export Steam

                  --       Electrical Generation

----------

(1) North American Electric Reliability Council Generating Availability Data System.

MAINTENANCE ACTIVITY

         - Number and Length of All Scheduled Outages (and the reasons therefore)

         - Number and Length of All Forced Outages (and the reasons therefore)

         -        Completed Major Maintenance Activities, Including Associated
                  Dates

         -        Anticipated Major Maintenance Activities, Including Associated
                  Dates

         -        Contract Maintenance Utilized

         -        Maintenance Backlog Performance Indicator

         -        Preventive/Predictive Maintenance Backlog Performance
                  Indicator

EMISSIONS

Identify permit violations, implications on facility operation and approach to obtaining compliance.

         -        Air

         -        Wastewater

         -        Solid Waste

OTHER

Include information on any unanticipated occurrence at the Facility and the actions taken by Operator with respect thereto.

ATTACHMENTS

         -        Daily Operator's Log Summary

         - Correspondence with Permitting Agencies Regarding Facility Compliance with All Permit Criteria

                                    EXHIBIT B

                                UNIT AVAILABILITY

         Subject to the Forty-five Thousand and 00/100 Dollars ($45,000) limitation for bonuses and the Thirty thousand and 00/100 Dollars ($30,000) limitation for liquidated damages, for a given Project Year, Operator shall be entitled to a bonus or shall be assessed liquidated damages for the Unit Availability category of the AFAA that shall be calculated in accordance with the following formulas:

         where the AAF is greater than or equal to the BTA:

         Bonus = $22,500 + [$11,250 x (AAF - BTA)]

         where the LDTA is greater than or equal to the AAF:

         Liquidated Damages = [$22,500 + [$11,250 x (LDTA - AAF)]] x 0.66

         For purposes of the foregoing calculations, Unit Availability shall be computed at the end of each Project Year in accordance with the following definitions:

         "Available Hours" means the difference between (i) Period Hours and
(ii) the sum of Forced Outage Hours and Scheduled Outage Hours during any Project Year. The determination of Available Hours shall include all hours when the Facility is not operating but is deemed available pursuant to the Energy Services Agreement that are not Forced Outage Hours or Scheduled Outage Hours (other than Forced Outage Hours caused by Operator). For purposes of this Agreement, a Forced Outage or Scheduled Outage of the Facility shall be deemed to commence in the hour in which the circuit breaker connecting the Facility to its load is opened. A Forced Outage or Scheduled Outage shall be deemed to conclude in the hour following the hour in which the circuit breaker connecting the Facility to its load is closed by Operator at the conclusion of work scheduled or necessary to restore the Facility to service or, if Owner instructs Operator not to place the Facility in service, at such time as the Operator could have closed the circuit breaker and connected the Facility to its load.

         "Actual Availability Factor" ("AAF") means for any Project Year:

         (i) Available Hours

         (ii) divided by Period Hours

         (iii) multiplied by 100.

         "Bonus Target Availability" ("BTA") means the target availability of the Facility for purposes of calculating bonuses for the Unit Availability category of the AFAA. The BTA for each Project Year shall be determined in accordance with Table 1 based on the full scope of the maintenance event that has been performed in such Project Year. If more than one of the separate maintenance events listed in Table 1 has been performed in a Project Year, the BTA for such Project Year shall be determined by mutual agreement of the parties after taking into consideration the scope of all of the maintenance events conducted in that Project Year.

         "Combustion Inspection" ("CI") means a disassembly of the gas turbine for inspection of fuel nozzles, liners, transition pieces, crossfire tubes and retainers, spark plug assemblies, flame detectors and end caps consistent with the description of the same in Figure 29 of the GE publication "Heavy Duty Gas Turbine Operating and Maintenance Considerations" ("GER-3620F"), as may be amended from time to time.

         "Forced Outage Hours" means the number of hours in any period that the Facility is not available as a result of a Facility failure or as a result of being removed from service for unplanned maintenance.

         "Hot Gas Path Inspection" ("HGPI") means an inspection encompassing the full scope of a CI and which, in addition, includes a detailed inspection of the turbine nozzles, stationary stator shrouds and turbine buckets consistent with the description of the same in Figure 30 of GER-3620F, as may be amended from time to time.

         "Liquidated Damages Target Availability" ("LDTA") means the target availability of the Facility for purposes of calculating liquidated damages for the Unit Availability category of the AFAA. The LDTA shall be determined for each Project Year in accordance with Table 1 based on the full scope of the maintenance event that has been performed in such Project Year. If more than one of the separate maintenance events listed in Table 1 has been performed in a Project Year, the LDTA for such Project Year shall be determined by mutual agreement of the parties after taking into consideration the scope of all of the maintenance events conducted in that Project Year.

         "Major Maintenance Inspection" ("MMI") means an inspection encompassing the full scope of activities conducted for a CI and an HGPI and which, in addition, includes a comprehensive examination of all of the internal rotating and stationary components from the inlet of the gas turbine through the exhaust section of the gas turbine consistent with the description of the same in Figure 33 of GER-3620F, as may be amended from time to time.

         "Period Hours" means the number of hours in a Project Year which shall be calculated as follows: (number of days in a Project Year) x 24 = Period Hours.

         "Scheduled Outage Hours" means the number of hours in any Project Year that the Facility is (i) not available as a result of being removed from service for planned maintenance or, (ii) if the Facility was not operating and deemed available pursuant to this Agreement, for planned maintenance scheduled in accordance with Section 5.7D of the Energy Services Agreement.

                                     TABLE 1

                               TARGET AVAILABILITY

     Maintenance            None            CI           HGPI          MMI
        Event

     Bonus Target           96.5           94.6          92.1          89.7
     Availability
       ("BTA")

      Liquidated            94.5           92.6          90.1          87.7
       Damages
        Target
     Availability
       ("LDTA")

                                    EXHIBIT C

                                   ASSIGNMENT

                       THIS PAGE INTENTIONALLY LEFT BLANK

                                    EXHIBIT D

                              CONSENT AND AGREEMENT

                       THIS PAGE INTENTIONALLY LEFT BLANK

                                    EXHIBIT E

                              RECOGNITION AGREEMENT

         RECOGNITION AGREEMENT, dated as of _________ (this "Recognition Agreement"), among General Electric International, Inc., a Delaware corporation ("Operator"), JEDI Linden N.B., LLC, a Delaware limited liability company ("Owner") and [Lender].

         WHEREAS, the term "Lender" in the O&M Agreement (as defined in Section
1.02 below) includes any person providing funds for the refinancing or taking-out of any loans made to Owner in connection with the construction of the Facility; and

         WHEREAS, Lender has requested Operator and Owner to enter into this Recognition Agreement to confirm that each has certain rights under the O&M Agreement; and

         WHEREAS, Lender has agreed to provide its consent to assignment of the O&M Agreement to an Affiliate of Operator on the condition that the Owner and Operator enter into this Recognition Agreement confirming the Lender's rights as set forth herein and that the Operator delivers to Owner and Lender a guarantee of such affiliate's performance; and

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   AGREEMENTS

         1.01 Amendment of O&M Agreement: Notice. Operator agrees that, notwithstanding any right it may have under the O&M Agreement at law, in equity or otherwise, Operator shall not amend or agree to any amendment of the O&M Agreement without the prior written consent of the Lender, which shall not be unreasonably withheld.

         1.02 Termination of O&M Agreement: Right to Cure. Operator agrees that, notwithstanding any right it may have under the O&M Agreement at law, in equity or otherwise, Operator shall have no right to terminate the O&M Agreement unless Operator has provided the Lender notice of a breach specified in Section 9.1 of the O&M Agreement at the same time as Operator has provided notice to Owner pursuant to Section 9.2 of the O&M Agreement. As provided in Section 12.2 of the O&M Agreement the Lender shall have the same right to cure such a breach as Owner, which right shall remain in effect for an additional (30) days after the last day that Owner could have cured such breach.

         1.03 Consents. Owner hereby agrees to the execution and delivery by the Lender and Operator of this Recognition Agreement and agrees that this Recognition Agreement shall not cause the Lender to be under any obligation to Owner or Operator for the performance of any of the representations, warranties, terms or conditions of the O&M Agreement. Operator hereby confirms that Owner (or any successor or assign thereof) shall be entitled to assign the

O&M Agreement pursuant to Section 12.1 thereof. Notwithstanding this Recognition Agreement, Owner shall be and remain obligated to Operator to perform all of its obligations and agreements under the O&M Agreement, and Operator shall be and, except as provided in Section 1.02, remain obligated to Owner to perform all of Operator's obligations and agreements under the O&M Agreement.

         1.04 Waiver and Assurance. Operator agrees and confirms to the Lender that (a) the exercise by the Lender of the rights set forth herein shall not constitute a breach of or default under the O&M Agreement, (b) each representation, warranty covenant, indemnity and agreement of Operator in the O&M Agreement shall continue in full force and effect, inure to the benefit of and be enforceable by the Lender to the same extent as if the Lender were named in the place of Owner in the O&M Agreement, (c) this Recognition Agreement shall not relieve Owner from any duty, debt or obligation owing to Operator, (d) on the date of its execution of this Recognition Agreement to Operator's best knowledge, without investigation, Owner is not in default under, and Operator may not exercise any right to terminate, the O&M Agreement and (e) on the date of Operator's execution of this Recognition Agreement, the O&M Agreement has not be terminated or modified.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.01 Representations and Warranties of Operator. Operator represents and warrants that:

         (a) it (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to execute and deliver the O&M Agreement and this Recognition Agreement and to perform all of its obligations thereunder and hereunder;

         (b) the execution and delivery by it of the O&M Agreement and this Recognition Agreement and the performance by it of all of its obligations thereunder and hereunder (i) have been duly authorized on behalf of Operator by all requisite corporate action necessary to be taken prior to the date hereof;
(ii) do not and will not violate or be in conflict with (1) any provision of the Certificate of Incorporation and By-Laws of Operator or (2) except as provided in paragraph (c), any existing requirement of law by which Operator is bound or to which it is subject; and (iii) to the best of its knowledge, do not and will not violate, be in conflict with result in a breach of, or constitute a default under (with or without the giving of notice or the passage of time or both) any material instrument, mortgage, indenture, agreement or other obligation to which it is a party or by which it or any of its assets and properties is bound or to which it or any of its assets and properties is subject;

         (c) on the basis of current law, all consents, approvals, or authorizations of, or registrations, declarations of or filings with, any governmental authority or any other person required to be obtained, given or taken on behalf of Operator as a condition of Operator's execution, delivery and performance of the O&M Agreement and this Recognition Agreement have been duly obtained or give and are in full force and effect; and

         (d) the O&M Agreement and this Recognition Agreement have been duly executed and delivered by Operator and are the legal, valid and binding obligations of Operator, enforceable against it in accordance with their respective terms, except as enforceability may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights or remedies of creditors generally and (2) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         2.02 Representations and Warranties of Lender.

         Lender represents and warrants that:

         (a) it is a banking association duly organized and validly existing under the laws of the United States of America with all corporate power and authority to enter into and perform its obligations under this Recognition Agreement;

         (b) it is duly authorized, executed and delivered this Recognition Agreement; this Recognition Agreement is a legal, valid and binding obligation of the Lender, enforceable against the Owner in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principals of equity; and

         (c) neither its execution and delivery of this Recognition Agreement nor its performance of its obligations hereunder nor its compliance with any of the terms and provisions hereof in the manner specified herein (i) does or will contravene any existing law or judgment, governmental rule, regulation or order applicable to or binding on or any of its properties, (ii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any lien upon any of its property under, any indenture, mortgage, deed of trust, bank loan or credit agreement, corporate charter, by-law or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or (iii) should or will require it to obtain, make or take any consent or approval of, any notice to, any registration with, any recording or filing of any document with, or any other action in respect of, any Federal, state or other governmental commission, authority or agency which has not been obtained, made or taken.

                                   ARTICLE III

                                  MISCELLANEOUS

         3.01 Notices. Where notice is required by this Recognition Agreement, all notices, certificates or other communications hereunder shall be in writing and shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Owner:

                  JEDI Linden NB, L.L.C.
                  Pennzoil Building - South Tower
                  711 Louisiana
                  32nd Floor
                  Houston, TX 77002
                  Attention: Mr. Robert J. Licato
                  Facsimile: (713) 345-9705

         with copy to:

                  Enron North America Corp.
                  1400 Smith Street
                  Houston, TX 77002
                  Attention: Ms. Lisa Mellencamp
                  Facsimile: (713) 853-7986

         If to Operator:

                  General Electric International, Inc.
                  4200 Wildwood Parkway
                  Atlanta, Georgia 30339
                  Attention: Region Manager, Northeast Region
                  Facsimile: (770) 859-7796

         If to Lender



         with a copy to:



or to such other and different person or address as may be designated by the parties.

         3.02 Severability. If any provision of this Recognition Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining Provisions shall not in any way be affected or impaired thereby.

         3.03 Governing Law. This Recognition Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         3.04 Counterparts. This Recognition Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument, and it shall not be necessary that any counterpart be signed by all the parties hereto.

         3.05 Headings. The headings hereof are for convenience only and are not to affect the meaning or interpretation of this Recognition Agreement.

         3.06 Successors and Assigns. This Recognition Agreement shall be binding unto the benefit of, and be enforceable by, the parties hereto and their respective fund assigns; provided, however, that this Recognition Agreement shall only be in conjunction with the assignment of the O&M Agreement.

         3.07 Further Assurances. Operator agrees that, upon the request of the Lender, date and deliver to the Lender a certificate in the form of Exhibit A attached hereto.

         IN WITNESS WHEREOF, the undersigned have caused this Recognition to be duly executed by their respective officers thereunto duly authorized as of the first above written.

                  "OWNER":

                  JEDI LINDEN NB, L.L.C.

                  By:
                         ----------------------------------------------
                  Name:
                         ----------------------------------------------
                  Title:
                         ----------------------------------------------

                  "OPERATOR":

                  GENERAL ELECTRIC INTERNATIONAL, INC.

                  By:
                         ----------------------------------------------
                  Name:
                         ----------------------------------------------
                  Title:
                         ----------------------------------------------

                  "LENDER":

                  By:
                         ----------------------------------------------
                  Name:
                         ----------------------------------------------
                  Title:
                         ----------------------------------------------